UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

October 28, 2021
Dear Fellow Stockholder:
It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Aspen Technology, Inc. to be held on December 10, 2021, at 9:00 a.m. Eastern time. This year’s Annual Meeting will be held at K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts. During the Annual Meeting, stockholders will be asked to elect three Class I directors and to ratify the appointment of KPMG LLP as our independent auditor for fiscal 2022. We will also be asking stockholders to approve, by an advisory vote, our fiscal 2021 executive compensation as disclosed in the enclosed Proxy Statement for the Annual Meeting (a “say on pay” vote).

On October 11, 2021, we announced a strategic transaction and enhanced partnership with Emerson Electric Co. that we believe will further advance our global position in industrial software and make us even more relevant to our customers’ sustainability ambitions. In the proposed transaction, Emerson Electric will acquire a controlling interest in AspenTech by contributing cash and complementary software businesses. For details on the transaction, please refer to our filings with the Securities and Exchange Commission from time to time, including our Current Report on Form 8-K filed on October 12, 2021.

The announcement of the transaction was the first step in a monthslong process. The transaction will be subject to stockholder and regulatory approvals, as well as other customary closing conditions. The enclosed Proxy Statement does not seek stockholder approval of, or otherwise relate to, the proposed transaction. Stockholder approval of the proposed transaction will be solicited at a future special meeting of stockholders, pursuant to a combined proxy statement/prospectus that will be prepared by the transaction parties, filed with the Securities and Exchange Commission and mailed to AspenTech stockholders.

Until that time, AspenTech will continue to operate as a separate business, and it is critical that we stay focused on operating our company and executing our business in the ordinary course. The successful completion of this year’s Annual Meeting is an important element in our continuing operations. Each of the Annual Meeting proposals is important, and we recommend you vote in favor of the election of each of the director nominees, the ratification of the appointment of our independent auditor, and the approval on an advisory basis of our fiscal 2021 executive compensation. We urge you to complete, sign and return your proxy card, or use telephone or internet voting prior to the Annual Meeting, so that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

On behalf of the entire Board of Directors and management team, I want to express my gratitude to our stockholders for your continued commitment to our success over so many years.

Sincerely,

Antonio J. Pietri
President and Chief Executive Officer

ASPEN TECHNOLOGY, INC.
20 Crosby Drive
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on December 10, 2021

Dear Stockholder:

We invite you to attend our annual meeting of stockholders, which is being held as follows:

Date:             Friday, December 10, 2021

Time:             9 a.m. Eastern time

Address:            K&L Gates LLP
State Street Financial Center
One Lincoln Street
Boston, Massachusetts

At the annual meeting, we will ask you and our other stockholders to:

1.    elect three nominees of the board of directors, Karen Golz, Antonio J. Pietri and R. Halsey Wise, to the board to hold office until the 2024 Annual Meeting of Stockholders;

2.    ratify the appointment of KPMG LLP ("KPMG") as our independent registered public accounting firm for fiscal 2022; and

3.    approve, on an advisory basis, the compensation of our named executive officers as identified in the Proxy Statement for the annual meeting (so-called "say on pay").

Each of the foregoing proposals is fully set forth in the Proxy Statement, which you are urged to read thoroughly. Stockholders also will be asked to consider any other business properly presented at the annual meeting.
Only stockholders of record at the close of business on October 12, 2021 are entitled to vote at the annual meeting. The annual meeting may be adjourned from time to time at the annual meeting without notice.
Due to health and safety considerations related to COVID-19, in-person attendance will require compliance with any then-applicable governmental requirements or recommendations as well as with facility requirements, which currently include use of face coverings and proof of either vaccination or a negative COVID-19 test result from within 72 hours of the commencement of the annual meeting. While we intend to hold the annual meeting in person, we are actively monitoring COVID-19 as part of our effort to maintain a healthy and safe environment at the annual meeting. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the annual meeting as promptly as practicable, which may include holding the annual meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website, and filed with the Securities and Exchange Commission as additional proxy material. In any event, we strongly encourage you to vote by proxy as described in the Proxy Statement so that your vote can be counted. We also encourage you to review guidance from public health authorities if you plan to attend the annual meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be
Held on December 10, 2021 at K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts:

The Proxy Statement, form of proxy card and 2021 Annual Report to Stockholders are available at
www.aspentech.com, as well as at www.proxyvote.com.

    Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. We have enclosed for your convenience a return envelope that is postage prepaid if mailed in the United States. Even if you vote by proxy, you may still vote in person if you attend the annual meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from the record holder.

        By Order of the Board of Directors,
Frederic G. Hammond
Secretary

Bedford, Massachusetts
October 28, 2021

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------
Our fiscal year ends on June 30, and references to a specific fiscal year are the twelve months ended June 30 of such year (for example, "fiscal 2021" refers to the fiscal year ended June 30, 2021). Our registered trademarks include AspenTech. For convenience, this registered trademark appears in this Proxy Statement without ® symbols, but that practice does not mean that we will not assert, to the fullest extent under applicable law, our rights to the trademark. All other trademarks, trade names and service marks appearing in this Proxy Statement are the property of their respective owners.

2021 Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders

Time and Date	9 a.m. Eastern time on December 10, 2021
Meeting Address	K&L Gates LLP State Street Financial Center One Lincoln Street Boston, Massachusetts 02111
Record Date	Close of business on October 12, 2021
Voting	Stockholders will be entitled to one vote at the annual meeting for each outstanding share of common stock they hold of record as of the record date
Outstanding Common Stock	66,918,635 shares as of the record date
Annual Meeting Agenda

Proposal		Board Recommendation
1	Election of three Class I Directors ……………………………………………	FOR each nominee
2	Ratification of appointment of independent registered public accounting firm.	FOR
3	Advisory vote on executive compensation……………………………………	FOR
How to Vote Prior to the Annual Meeting

By mailing your proxy card

Cast your ballot, sign your proxy card and send by free post
Mark, sign and date your proxy card and return it in the postage-paid envelope included in your proxy materials. Your proxy card must arrive by December 9, 2021.

By telephone

Dial toll-free 24/7
1-800-690-6903
Use a touch-tone telephone to transmit your voting instructions at any time up to 11:59 p.m. Eastern time on December 9, 2021. Follow the instructions on your Notice of Internet Delivery of Proxy Materials or proxy card.

By Internet

Visit 24/7
www.proxyvote.com
Use the Internet to transmit your voting instructions at any time up to 11:59 p.m. Eastern time on December 9, 2021. Follow the instructions on your Notice of Internet Delivery of Proxy Materials or proxy card.

Proposal 1: Election of Three Class I Directors
Karen Golz, Antonio J. Pietri and R. Halsey Wise, each of whom currently serves as a Class I Director with a term of office expiring at this year’s annual meeting, are the board’s nominees for election to the board of directors at the annual meeting. Each Class I Director will be elected to hold office until the 2024 Annual Meeting of Stockholders, and until her or his successor is duly elected and qualified. Gary E. Haroian, who also currently serves as a Class I director with a term of office expiring at the annual meeting, will not continue as a director after the annual meeting.

Director Nominees	Age	Director Since	Occupation	Experience / Qualifications	Independent	Board Committee Memberships
Karen Golz	67	2021	Retired Partner, Ernst & Young LLP	• Accounting Expertise • Global Leadership Experience • Board of Director Experience	Yes	• Audit Committee
Antonio J. Pietri	56	2013	President and Chief Executive Officer, Aspen Technology, Inc.	• CEO Experience • Industry Experience • Global Leadership Experience	No
R. Halsey Wise	56	2016	Chairman and Chief Executive Officer, Lime Barrel Advisors, LLC Chairman and Chief Executive Officer, AfterNext HealthTech Acquisition Corp.	• Executive Leadership • Global Leadership Experience • Board of Director Experience	Yes	• Audit Committee • Nominating and Corporate Governance Committee
Board Recommendation:    The board of directors recommends a vote “FOR” the election of each of Karen Golz, Antonio J. Pietri and R. Halsey Wise.
Vote Required for Approval:    Each of the three nominees who receives “FOR” votes constituting a plurality of the votes cast (from the holders of votes of shares of common stock present or represented by proxy and entitled to vote on the election of directors) will be elected.
Votes to “WITHHOLD” and broker non-votes will have no effect on the outcome of the vote, but any nominee for director in an uncontested election who receives more withheld votes than votes in favor must submit an offer of resignation. Please refer to “Director Nomination Process” for more information on this policy.

Board Representation

DIVERSITY
Five of our ten continuing directors and director nominees — including the chairs of the board and the nominating and corporate governance committee — voluntarily self-identify as having a diverse identity (gender, race/ethnicity or LGBTQ+).
INDEPENDENCE Nine of our ten continuing directors and director nominees qualify as independent under Nasdaq standards and SEC regulations.

TENURE and AGE
The tenure and age of our continuing directors and director nominees reflect our board refreshment efforts to maintain a balance of experience and fresh perspective. Six of our ten current directors and director nominees have joined the board since 2019. As a result of the board’s commitment to refreshment during fiscal 2021, the average board tenure of our continuing directors and director nominees has been reduced by more than 3.5 years and the average age of our continuing directors and director nominees has been reduced by more than 0.5 years.

Director Skills and Experience
The board of directors is committed to maintaining a diverse and inclusive membership with varying experience, characteristics and expertise that complement our business strategy. The matrix below provides a summary of certain key skills and experience of our continuing directors and director nominees. Our directors, individually and as a group, possess numerous skills and experience that are highly relevant as we continue to focus on innovation and expanding the capabilities of our solutions. Our directors are strategic thinkers with high expectations for our performance and are attuned to the demands of proper board oversight and good governance practices.

Skills and Experience	Thomas M. Bradicich	Donald P. Casey	Karen Golz	Amar Hanspal	Adriana Karaboutis	Georgia Keresty	Antonio J. Pietri	Jill D. Smith	Robert M. Whelan Jr.	R. Halsey Wise	Total
C-Suite Leadership	x	x		x	x	x	x	x	x	x	x
Global Leadership	x	x	x	x	x	x	x	x		x	x
Technology	x	x		x	x		x			x	x
Information Technology / Cybersecurity	x			x	x						x
Commercial / Profit & Loss	x	x		x		x	x	x		x	x
Operational	x	x		x	x	x	x	x		x	x
Process Engineering / Manufacturing				x		x	x			x	x
Compensation	x	x					x	x	x	x	x
Compliance / Risk Management			x		x	x	x			x	x
Public Company Corporate Governance		x	x		x		x	x	x	x	x
M&A / Business Development		x		x			x	x		x	x
Capital Markets				x			x		x	x	x
x = Expert knowledge with many years of experience.
Additional Board Governance Practices

Elections:	Voting standard	Plurality
	Resignation policy	Yes
Chair:	Separate Chairman of the Board and CEO	Yes
	Independent Chairman of the Board	Yes
Meetings:	Number of board meetings held in fiscal 2021	23
	Regular executive sessions of independent directors	Yes
	Number of committee meetings held in fiscal 2021	22
	Directors attending more than 75% of the meetings of the board held in fiscal 2021	All
Director Status:	Standing board committee membership independence	100%
	Stock ownership guidelines for executives and non-employee directors	Yes
	Material related-party transactions with directors	None
	Code of business conduct and ethics for directors, officers and employees	Yes
Oversight:	Environmental, social and governance report	Annual
	Risk oversight by full board and committees	Yes
	Senior executive succession planning	Yes
	Say on pay vote	Annual
	Committee authority to retain independent advisors	Yes

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has approved the retention of KPMG LLP as our independent registered public accounting firm with respect to our consolidated financial statements as of, and for, fiscal 2022.
Board Recommendation:    The board of directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2022.
Vote Required for Approval:    Proposal 2 must receive “FOR” votes constituting a majority of the votes cast by holders of shares of common stock that are present in person or represented by proxy and entitled to vote at the annual meeting. Votes to “ABSTAIN” will not count as votes cast and will have no effect on the outcome of this vote. Because Proposal 2 is considered a “routine” matter, brokers are entitled to vote on Proposal 2 and broker non-votes will not exist.

Proposal 3: Advisory Vote on Executive Compensation
In accordance with the rules of the Securities Exchange Commission, or the SEC, we are asking stockholders for an advisory vote — known as a “say on pay” vote — of the fiscal 2021 executive compensation of our “named executive officers,” as set forth in the compensation tables, related narrative discussion and other disclosures under “Executive Compensation” in this Proxy Statement. The following table provides summary information concerning the compensation paid for fiscal 2019, 2020 and 2021 to our named executive officers for fiscal 2021, determined in accordance with SEC rules:

Name and Principal Position	Year	Salary($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)	Total($)
Antonio J. Pietri	2021	600,000	4,649,941	2,839,705	320,000	9,273	8,418,919
President and	2020	600,000	4,650,012	1,654,182	713,920	8,211	7,626,325
Chief Executive Officer	2019	600,000	4,499,963	1,647,967	721,990	8,967	7,478,887
Karl E. Johnsen (1)	2021	800,000	1,703,052	565,054	325,000	75,738	3,468,844
Senior Vice President and	2020	400,000	1,462,536	520,286	290,030	6,856	2,679,708
Chief Financial Officer	2019	380,000	1,237,467	453,210	323,603	8,380	2,402,660
Chantelle Breithaupt (1)	2021	117,420	2,027,673	836,038	33,205	6,120	3,020,456
Senior Vice President and
Chief Financial Officer
John W. Hague	2021	380,000	1,462,495	565,054	160,000	9,485	2,577,034
Executive Vice President, Operations	2020	354,423	637,495	226,787	339,112	7,473	1,565,290
Frederic G. Hammond	2021	370,750	899,997	347,717	107,100	8,351	1,733,915
Senior Vice President,	2020	370,750	750,049	266,814	238,940	8,530	1,635,083
General Counsel and Secretary	2019	370,750	674,971	247,205	260,820	9,186	1,562,932
(1)    Ms. Breithaupt succeeded Mr. Johnsen as our Senior Vice President and Chief Financial Officer effective March 22, 2021.
Summary Compensation Discussion
The compensation committee believes that our executive compensation program is responsibly aligned with the best interests of our stockholders and is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies. Our program correlates to long-term stockholder value in that it encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, but does not encourage our employees to assume unnecessary or excessive risks. We use executive compensation to drive continued improvement in corporate operating and financial performance, and to reward our executives for contributing to that performance.
We use a mix of compensation elements in our program, including:
•     base salary;
•     annual variable cash incentive bonuses;
•     long-term equity incentives in the form of stock options and RSUs;
•     severance and change in control benefits; and
•     benefits offered to all of our employees.
The highlights of our company performance for fiscal 2021 that were directly linked to executive compensation decisions the compensation committee made in fiscal 2021 include achieving the free cash flow target established by the board of directors as one of the two key metrics in our 2021 annual variable cash incentive plan, but not achieving the growth in annual spend target:
•Growth in annual spend of 4.75% compared to our target of 7.0%.
•Free cash flow of $277.5 million, compared to our target of $268.0 million.
The highlights of our executive compensation program for fiscal 2021 included:
•     Our executive compensation is heavily weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. In fiscal 2021, an average of 84.41% of the compensation of our named executive officers (excluding Mr. Pietri, our chief executive officer), and 92.87% of Mr. Pietri’s compensation, was at-risk compensation in the form of variable cash compensation and equity awards. The actual economic value of our named executive officers’ equity awards will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options.

Fiscal 2021 CEO Pay Mix
100.00%
90.00%
80.00%
70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
—%
7.13%
92.87%
Fixed Pay %
Pay at Risk %

Fiscal 2021 NEO Pay Mix (Excluding the CEO)
100.00%
90.00%
80.00%
70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
—%
84.41%
15.59%
Fixed Pay %
Pay at Risk %

•     To provide long-term incentives and ensure that our executives maintain a long-term view of stockholder value, equity awards generally vest over four years.
•     We require our executives to maintain specified levels of ownership of our stock to ensure that our executives' interests are effectively linked to those of our stockholders.
•In line with our pay-for-performance philosophy, we do not offer multi-year guarantees for salary increases or non-performance-based guaranteed bonuses or equity compensation.
•     We do not provide our executives benefits under a supplemental executive retirement plan, or perquisites such as access to personal security, private aircraft, automobiles, financial planning advice, or club memberships.
•     Our policies prohibit our executives from: hedging or engaging in speculative transactions with respect to our stock, including by engaging in short sales; pledging our company's securities in margin accounts; or engaging in transactions in put or call options, prepaid variable forward contracts, equity swaps, collars, exchange funds or other financial instruments designed to hedge or offset any decrease in the market value of our equity securities.
•     Our executive retention agreements contain "double triggers" requiring termination of service other than for cause or resignation for good reason in connection with a change in control to trigger benefits. Those agreements do not provide for tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any payments are considered "parachute payments" under the Internal Revenue Code.
At our annual meeting of stockholders in January 2021, 91.3% of the votes cast supported the say on pay proposal. While this vote was advisory only, the compensation committee considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. The compensation committee believes that this January 2021 stockholder vote was an endorsement of our compensation philosophy and the decisions we made for fiscal 2020, as well as the performance goals we selected for fiscal 2021. The compensation committee decided to maintain a consistent approach for fiscal 2021 compensation decisions and performance goals.

In setting executive compensation for fiscal 2021, the compensation committee and board of directors decided to use growth in annual spend and free cash flow as key metrics to assess our performance. Comparing annual spend for different dates can provide insight into the growth and retention rates of our business. Since annual spend is an estimate of the annualized billings associated with our active term license agreements, it provides insight into the growth component of our term licenses bookings during a fiscal period. Using this corporate performance objective that directly reflected our financial condition and results of operations was consistent with our pay for performance philosophy that we believe aligns with the best interest of our stockholders. Free cash flow is calculated as net cash provided by operating activities adjusted for the net impact of (a) purchases of property, equipment and leasehold improvements, (b) payments for capitalized computer software costs, and (c) other nonrecurring items, such as acquisition related payments. Free cash flow is a useful measure to investors because it permits them to view our performance using tools that management uses to gauge progress in achieving our goals, and is an indication of cash flow that may be available to fund future investments. Under our variable cash bonus plan for fiscal 2021, each eligible executive's bonus was based solely on achievement of the corporate performance metrics (growth in annual spend and free cash flow), consistent with our philosophy to link executive compensation to corporate performance. However, the chief executive officer (in the case of his direct reports) and the compensation committee (in the case of the chief executive officer) may reduce any award by up to 10 percent in his or its discretion. No such discretion was exercised for fiscal 2021. The plan did not contain individual performance metrics.
Board Recommendation:    The board of directors recommends a vote “FOR” the approval of executive compensation for fiscal 2021 as set forth in this Proxy Statement.
Vote Required for Approval:     Affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal. This vote is not binding on us, but will be given due consideration by the board or the compensation committee.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving proxy materials?
We are providing proxy materials in connection with the solicitation by the board of directors of proxies to be voted at our Annual Meeting of Stockholders, which will take place on December 10, 2021. A Notice of Internet Availability of Proxy Materials and a proxy card were first made available on the Internet or mailed to stockholders on or about October 28, 2021. The Notice of Internet Availability of Proxy Materials provides instruction as to how to access proxy materials, including this Proxy Statement and our 2021 Annual Report to Stockholders, over the Internet or how to request a printed copy of the proxy materials. You are invited to attend the annual meeting and requested to vote on the proposals described in this Proxy Statement.
Why did I receive a notice as to the Internet availability of proxy materials instead of a full set of materials?
    Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials, together with a proxy card, to our stockholders of record as of the close of business on October 12, 2021. Instructions on how to access proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, you may request to receive future proxy materials in printed form by mail. Your election to receive future proxy materials by mail will remain in effect until you terminate such election and ask to receive future proxy materials electronically.
How can I access the proxy materials over the Internet?
    You may view and also download our proxy materials for the annual meeting-- which consist of the Notice of Internet Availability of Proxy Materials, the Proxy Statement, the form of proxy card and our 2021 Annual Report to Stockholders-- on our website at www.aspentech.com as well as at www.proxyvote.com.
How do I attend the annual meeting?
The meeting will be held on Friday, December 10, 2021, at 9 a.m. Eastern time at the offices of K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts. Due to health and safety considerations related to COVID-19, in-person attendance will require compliance with any then-applicable governmental requirements or recommendations as well as with facility requirements, which currently include use of face coverings and proof of either vaccination or a negative COVID-19 test result from within 72 hours of the commencement of the annual meeting.
Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
    Only stockholders of record as of the close of business on October 12, 2021, the record date, will be entitled to vote at the annual meeting. On the record date, there were 66,918,635 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.
    Stockholder of Record: Shares Registered in Your Name
    If at the record date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting in person, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
    If at the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice of Internet Availability of Proxy Materials is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?
    There are three matters scheduled for a vote:
•election of three directors nominated by the board of directors;
•ratification of the appointment by the audit committee of the board of KPMG as our independent registered public accounting firm for our fiscal year ending June 30, 2022; and
•approval, on an advisory basis, of the compensation of our named executive officers as identified in this Proxy Statement.
What if another matter is properly brought before the annual meeting?
    The board of directors does not know of any other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
    With respect to the election of directors, you either may vote "For" all the nominees to the board of directors or may "Withhold" your vote for any nominee you specify. With respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2022 and the approval, on an advisory basis, of the compensation of our named executive officers, you may vote "For" or "Against" or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the annual meeting in person, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the annual meeting in person, even if you have already voted by proxy.
•     In person. To vote in person, come to the annual meeting and we will give you a ballot when you arrive..
•Via the Internet. To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice of Internet Availability of Proxy Materials. Your vote must be received by 11:59 p.m. Eastern time on December 9, 2021 to be counted.
•     By Mail. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•     By Telephone. To vote over the telephone from a location in the United States, Canada or Puerto Rico, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on December 9, 2021 to be counted.
We intend to hold the annual meeting in person. We are, however, actively monitoring COVID-19 as part of our effort to maintain a healthy and safe environment at the annual meeting. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the annual meeting as promptly as practicable, which may include holding the annual meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website, and filed with the SEC as additional proxy material. In any event, we strongly encourage you to vote by proxy so that your vote can be counted. We also encourage you to review guidance from public health authorities if you plan to attend the annual meeting in person.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
    If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

    We provide Internet proxy voting to allow you to vote your shares online with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
What is a proxy?
The term “proxy,” when used with respect to stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without being physically present at the annual meeting.
Because it is important that as many stockholders as possible be represented at the annual meeting, the board of directors is asking that you review this Proxy Statement carefully and then vote by following the instructions set forth on the Notice of Internet Availability or the proxy card. In voting prior to the annual meeting, you will deliver your proxy to the proxy holders, which means you will authorize the proxy holders to vote your shares at the annual meeting in the way you instruct. The proxy holders consist of Antonio J. Pietri, Chantelle Breithaupt and Frederic G. Hammond. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.
How many votes do I have?
On each matter, you have one vote for each share of common stock you own as of the record date.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the board of directors recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have engaged Alliance Advisors, L.L.C. on an advisory basis and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Alliance Advisors, L.L.C. a fee of $8,500 for their services, plus expenses.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
    If you receive more than one Notice of Internet Availability of Proxy Materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
    Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•     You may submit another properly completed proxy card with a later date.
•     You may grant a subsequent proxy by telephone or through the Internet.
•     You may send a timely written notice that you are revoking your proxy to our Secretary at Aspen Technology, Inc. at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730.
•     You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?
    Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count:
•     with respect to each director nominee in Proposal One, "For" and "Withhold" votes, abstentions and broker non-votes;
•     with respect to Proposal Two, "For" and "Against" votes and abstentions;
•with respect to Proposal Three, "For" and "Against" votes, abstentions and broker non-votes.
    Abstentions and votes to "Withhold" are counted as present when determining a quorum, but will not count as votes cast and will have no effect on any of the proposals presented to the stockholders herein. Broker non-votes are counted as present when determining a quorum but will not count as votes cast with respect to Proposals One and Three and as such will have no effect on the outcome of those proposals. Brokers are entitled to vote for the ratification of the appointment of auditors and therefore broker non-votes will not exist as to Proposal Two.
What are "broker non-votes"?
    Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters.
Which ballot measures are considered "routine" or "non-routine"?
        The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2022 (Proposal Two) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two.
    The other two Proposals on the ballot are each considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, so unless the beneficial owner gives the broker or nominee specific instructions regarding the owner's vote on each proposal, there may be broker non-votes on Proposals One and Three.
How many votes are needed to approve the proposals?
•     For Proposal One, which relates to the election of directors, each of the three nominees who receives "For" votes constituting a plurality of the votes cast (from the holders of votes of shares present or represented by proxy and entitled to vote on the election of directors) will be elected. Votes to "Withhold" and broker non-votes will have no effect on the outcome of the vote, but any nominee for director in an uncontested election who receives more withheld votes than votes in favor must submit an offer of resignation. Please refer to “Director Nomination Process” for more information on this policy.
•Proposal Two, which relates to the ratification of KPMG as our independent registered accounting firm for fiscal 2022, must receive "For" votes constituting a majority of the votes cast by holders of shares that are present in person or represented by proxy and entitled to vote at the annual meeting. Votes to "Abstain" will not count as votes cast and will have no effect on the outcome of this vote. Because Proposal Two is considered a "routine" matter, brokers are entitled to vote on Proposal Two and broker non-votes will not exist.
•     Proposal Three, which relates to the approval, on an advisory basis, of the compensation of our named executive officers, must receive "For" votes constituting a majority of the votes cast by holders of shares that are present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will not count as votes cast and will have no effect on the vote. Because this proposal is considered "non-routine," brokers will not have discretionary authority to votes shares on this proposal without direction from the beneficial owner, and broker non-votes will have no effect on the vote.
What is the quorum requirement?
    A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock as of the record date are present at the annual meeting in person or represented by proxy. On the record date, there were 66,918,635 shares outstanding and entitled to vote. Thus, the holders of 33,459,318 shares must be present at the annual meeting in person or represented by proxy at the annual meeting to have a quorum.

    Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting. Abstentions, broker non-votes and votes to "Withhold" count as present when determining a quorum. If there is no quorum, the holders of a majority of shares present at the annual meeting or represented by proxy may adjourn the annual meeting to another date.
When are stockholder proposals due for next year's annual meeting?
    If a stockholder wishes to have a proposal considered for inclusion in our Proxy Statement and proxy card in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the 2022 Annual Meeting of Stockholders, the proposal must be received in writing by August 11, 2022 by our Secretary at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730.
    Additionally, if a stockholder wishes to propose a director nominee or item of business before the 2022 Annual Meeting, the stockholder must give timely written notice to our Secretary at the address noted above. To be timely, a stockholder's notice must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not less than 90 days nor more than 120 days prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by us.
    In addition to the timing requirements set forth above, our by-laws set forth the procedures a stockholder must follow in order to nominate a director for election or to present any other proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials.
How can I find out the results of the voting at the annual meeting?
    Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K on or before December 16, 2021. If final voting results are not available to us in time to file a Form 8-K by that date, we intend to file a Form 8-K to publish preliminary results and, within four business days of the final results, amend the Form 8-K to publish the final results.

PROPOSAL ONE. ELECTION OF DIRECTORS
    Our by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms and until successors are elected and qualified. In addition, our by-laws specify that the board has the authority to fix the number of directors. The number of directors is currently fixed at eleven. Effective as of the annual meeting, the number of directors will be fixed at ten as Gary E. Haroian will not be continuing as a director after the annual meeting.

There are three nominees for director at this annual meeting: Karen Golz, Antonio J. Pietri and R. Halsey Wise. If elected, each would serve as a Class I director for a three-year term beginning at the annual meeting and ending at our 2024 Annual Meeting of Stockholders.
    The three director classes currently are comprised as follows:
•     Karen Golz, Gary E. Haroian, Antonio J. Pietri and R. Halsey Wise are Class I directors, and their terms will end at our 2021 Annual Meeting of Stockholders;
•Donald P. Casey, Amar Hanspal, Jill D. Smith and Robert M. Whelan, Jr. are Class II directors, and their terms will end at our 2022 Annual Meeting of Stockholders; and
•     Thomas M. Bradicich, Adriana Karaboutis and Georgia Keresty are Class III directors, and their terms will end at our 2023 Annual Meeting of Stockholders.
Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified, or his or her earlier resignation, death or removal.
    If elected at the annual meeting, each of the nominees would serve until the 2024 Annual Meeting and until a successor is elected and qualified, or until the earlier death, resignation or removal of the nominee. If a nominee is unable or unwilling to serve, proxies will be voted for such substitute nominee or nominees as the board may determine. We are not aware of any reason that any of the nominees will be unable or unwilling to serve.
    The nominating and corporate governance committee is responsible for identifying and recommending director candidates to the board. The board is responsible for nominating members for election to the board. In order to ensure that the board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance, the board (or the nominating and corporate governance committee on behalf of the board of directors) considers diversity, age, skills, and other factors deemed appropriate given the current needs of the board and our company.
    Directors are elected by a plurality of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Votes to "Withhold" and broker non-votes will have no effect on the outcome of the vote.
    Brief biographies of the nominees are contained on page 42 of this Proxy Statement and include information, as of October 12, 2021, regarding the specific and particular experience, qualifications, attributes and skills of each nominee for director that led the nominating and corporate governance committee to believe that such nominee should continue to serve on the board. In addition, following the biographies of the nominees are the biographies of directors not currently up for re-election containing information as to why the committee believes that such director should continue serving on the board.
THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF
EACH OF KAREN GOLZ, ANTONIO J. PIETRI AND R. HALSEY WISE.

PROPOSAL TWO. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
    The audit committee of the board of directors has appointed KPMG LLP as our independent registered public accounting firm for fiscal 2022 and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since its appointment on March 12, 2008 to audit our consolidated financial statements of our fiscal year 2008. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Neither our by-laws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the audit committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our best interests and that of our stockholders.

    The affirmative vote of the holders of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP. Votes to "Abstain" will not count as votes cast and will have no effect on the outcome of this vote. Because this proposal is considered a "routine" matter, brokers are entitled to vote for the ratification of the appointment of auditors. As a result, broker non-votes are not expected to exist as to the ratification of the appointment of our independent registered accounting firm.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

PROPOSAL THREE. ADVISORY VOTE ON EXECUTIVE COMPENSATION
    In accordance with SEC rules, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We are required to provide an advisory vote on executive compensation pursuant to Section 14A of the Securities and Exchange Act. This Proposal Three, commonly known as a "say on pay" proposal, gives our stockholders the opportunity to express their views on our executive compensation programs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We currently hold this vote annually.
    The compensation of our named executive officers is disclosed in the section entitled "Executive Compensation" below, including the tabular and narrative disclosures set forth in such section under the headings "Executive Compensation Tables" and "Compensation Discussion and Analysis." As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders' interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.
    We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote "FOR" the following resolution:
"RESOLVED, that the stockholders approve the compensation of the "named executive officers" of Aspen Technology, Inc., as disclosed in the section entitled "Executive Compensation" in the Proxy Statement for the Aspen Technology, Inc. 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission."
    The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Abstentions will not count as votes cast and will have no effect on the vote. Because this proposal is considered "non-routine," brokers will not have discretionary authority to vote shares on this proposal without direction from the beneficial owner, and broker non-votes will have no effect on the vote.

    Because the vote is advisory, it will not be binding on us or the board of directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the board and its compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL THREE.

EXECUTIVE OFFICERS
    You should refer to "Information Regarding the Board of Directors and Corporate Governance - Directors - Nominees for Election for a Three-Year Term Expiring at Our 2024 Annual Meeting" later in this proxy statement for information about our President and Chief Executive Officer, Antonio J. Pietri. Biographical information for our other executive officers as of October 12, 2021 follows.
     John W. Hague was appointed our Executive Vice President, Operations, effective January 14, 2020. From September 2017 to January 2020, Mr. Hague served as the Senior Vice President and General Manager of our APM Business Unit, after serving as the Senior Vice President of our Global Partners Organization from July 2017 to September 2017 and our Senior Vice President, Strategy from October 2015 to June 2017. Over the past 20 years, he has served in a variety of other key executive roles at AspenTech, overseeing the sales organization for North and Latin America, building out the Middle East and North Africa business region as well as driving AspenTech’s global partner strategy and several key acquisitions. Mr. Hague also led product operations in the early 2000s as a member of the Products organization. He previously worked with Conoco where he held management positions in several business areas including roles supporting the DuPont organization. He has also held management positions at Scientific Software and Advanced Pipeline Technologies. He holds a B.S. and an MBA from Oklahoma State University. Mr. Hague is 62 years old.

Chantelle Breithaupt has served as our Senior Vice President and Chief Financial Officer since March 22, 2021. In the previous seven years, Ms. Breithaupt held multiple leadership positions with Cisco Systems Inc., most recently as Senior Vice President, Finance driving the Cisco financial transformation to a recurring revenue business model. In addition, she was the CFO responsible for delivering compliant growth for the $13B Cisco Customer Experience divisional business. Previous roles at Cisco include Vice-President, Finance Americas where Ms. Breithaupt led the $25B Americas division, partnering with the SVP, Americas Sales. Before Cisco, Ms. Breithaupt worked with GE where she held progressive, executive global finance roles. She drove finance and business performance by building winning teams, establishing strong partnerships, processes, and accountability. Through her fifteen years with GE, Ms. Breithaupt completed three executive finance leadership programs, worked ten years in Europe and specialized in both Services and Operations/Supply Chain finance. She is Lean/6-Sigma Black Belt trained, and a champion for diversity leadership development. Ms. Breithaupt holds an Honors Business Administration degree from Wilfrid Laurier University (Canada) and is on the Dean’s Advisory Council for the Lazardis School of Business & Economics, WLU. Ms. Breithaupt is 49 years old.

Frederic G. Hammond has served as our Senior Vice President, General Counsel and Secretary since July 2005. From February to June 2005, Mr. Hammond was a partner at a Boston law firm. From 1999 to 2004, Mr. Hammond served as vice president, business affairs and general counsel of Gomez Advisors, Inc., an Internet performance management and benchmarking technology services firm. From 1992 to 1999, Mr. Hammond served as general counsel of Avid Technology, Inc., a provider of digital media content-creation products and solutions for audio, film, video and broadcast professionals. Prior to 1992, Mr. Hammond was an attorney with the law firm of Ropes & Gray LLP in Boston, Massachusetts. He holds a B.A. from Yale College and a J.D. from Boston College Law School. Mr. Hammond is 61 years old.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
    We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is helpful to understand our executive compensation policies and decisions as they relate to the compensation for fiscal 2021 of our chief executive officer and other executive officers included in the Summary Compensation Table on page 32. The chief executive officer and these other executive officers are referred to in this proxy statement as our "named executive officers." Our objectives and the philosophy of our executive compensation program are described below on page 20, after the Executive Summary immediately below. We also describe actions regarding compensation taken before and after fiscal 2021 when it enhances the understanding of our executive compensation program.
Executive Summary
    The compensation committee believes that our executive compensation program is responsibly aligned with the best interests of our stockholders and is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies. Our program correlates to long-term stockholder value in that it encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, but does not encourage our employees to assume unnecessary or excessive risks. We use executive compensation to drive continued improvement in corporate operating and financial performance, and to reward our executives for contributing to that performance.
    We use a mix of compensation elements in our program, including:
•     base salary;
•     annual variable cash incentive bonuses;
•     long-term equity incentives in the form of stock options and RSUs;
•     severance and change in control benefits; and
•     benefits offered to all of our employees.
    The highlights of our company performance for fiscal 2021 that were directly linked to executive compensation decisions the compensation committee made in fiscal 2021 include achieving the free cash flow target established by the board of directors as one of the two key metrics in our fiscal 2021 annual variable cash incentive plan, but not achieving the growth in annual spend target.
•Growth in annual spend of 4.75% compared to our target of 7.0%

•Free cash flow of $277.5 million, compared to our target of $268.0 million
    The highlights of our executive compensation program for fiscal 2021 include:

•     Our executive compensation is heavily weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. In fiscal 2021, an average of approximately 84.41% of the compensation of our named executive officers (excluding Mr. Pietri, our chief executive officer), and 92.87% of Mr. Pietri’s compensation, was at-risk compensation in the form of variable cash compensation and equity awards. The actual economic value of our named executive officers’ equity awards will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options.

Fiscal 2021 CEO Pay Mix
100.00%
90.00%
80.00%
70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
—%
7.13%
92.87%
Fixed Pay %
Pay at Risk %

Fiscal 2021 NEO Pay Mix (Excluding the CEO)
100.00%
90.00%
80.00%
70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
—%
15.59%
84.41%
Fixed Pay %
Pay at Risk %

•     To provide long-term incentives and ensure that our executives maintain a long-term view of stockholder value, equity awards generally vest over four years.

•     We require our executives to maintain specified levels of ownership of our stock to ensure that our executives' interests are effectively linked to those of our stockholders.
•In line with our pay-for-performance philosophy, we do not offer multi-year guarantees for salary increases or non-performance-based guaranteed bonuses or equity compensation.

•     We do not provide our executives benefits under a supplemental executive retirement plan, or perquisites such as access to personal security, private aircraft, automobiles, financial planning advice, or club memberships.
•     Our policies prohibit hedging by an executive, or engaging in speculative transactions with respect to our stock, including by engaging in short sales; pledging our company's securities in margin accounts; or engaging in transactions in put or call options, prepaid variable forward contracts, equity swaps, collars, exchange funds or other financial instruments designed to hedge or offset any decrease in the market value of our equity securities.
•     Our executive retention agreements contain "double triggers" requiring termination of service other than for cause or resignation for good reason in connection with a change in control to trigger benefits. Those agreements do not provide for tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any payments are considered "parachute payments" under the Internal Revenue Code.
At our annual meeting of stockholders in January 2021, approximately 91.3% of the votes cast supported the say on pay proposal. While this vote was advisory only, the compensation committee considered the results of the vote in the context of our overall compensation philosophy, policies and decisions, and in the context of our desire to take seriously the concerns of our stockholders.. The compensation committee believes that this January 2021 stockholder vote was an endorsement of our compensation philosophy and the decisions we made for fiscal 2020, as well as the performance goals we selected for fiscal 2021. The compensation committee decided to maintain a consistent approach for fiscal 2021 compensation decisions and performance goals.
In setting executive compensation for fiscal 2021, the compensation committee and board of directors decided to use growth in annual spend and free cash flow as key metrics to assess our performance. Comparing annual spend for different dates can provide insight into the growth and retention rates of our business. Since annual spend is an estimate of the annualized billings associated with our active term license agreements as of a specific date, it provides insight into the growth component of our term licenses bookings during a fiscal period. Using this corporate performance objective that directly reflected our financial condition and results of operations was consistent with our pay for performance philosophy that we believe aligns with the best interest of our stockholders. Free cash flow is calculated as net cash provided by operating activities adjusted for the net impact of (a) purchases of property, equipment and leasehold improvements, (b) payments for capitalized computer software costs, and (c) other nonrecurring items, such as acquisition related payments. Free cash flow is a useful measure to investors because it permits them to view our performance using tools that management uses to gauge progress in achieving our goals, and is an indication of cash flow that may be available to fund future investments. Under our variable cash bonus plan for fiscal 2021, each eligible executive's bonus was based solely on achievement of the corporate performance metrics (growth in annual spend and free cash flow), consistent with our philosophy to link executive compensation to corporate performance. However, the chief executive officer (in the case of his direct reports) and the compensation committee (in the case of the chief executive officer) may reduce any award by up to 10 percent in his or its discretion. No such discretion was exercised for fiscal 2021. The plan did not contain individual performance metrics.
Objectives and Philosophy of Our Executive Compensation Program
    Our compensation philosophy for our executive officers is based on a desire to ensure sustained financial and operating performance, and to reward and retain talent that we believe is critical to our ongoing success. We believe that the compensation of our executive officers should align their interests with those of our stockholders and focus behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies.

The primary objectives of our executive compensation program are as follows:
•     attract and retain talented and experienced executives in the highly competitive technology and software industries;
•     reward and retain executives whose knowledge, skills and performance are critical to our continued success, and simultaneously align their interests with those of our stockholders by motivating them to increase stockholder value;
•     balance retention compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and the creation of stockholder value; and

•     motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.
Components of Our Executive Compensation Program
    To achieve these objectives, we use a mix of compensation elements, including:
•     base salary;
•     annual variable cash incentive bonuses;
•     long-term equity incentives in the form of stock options and RSUs;
•     severance and change in control benefits; and
•     benefits offered to all of our employees.
    In determining the amount and form of these compensation elements, we may consider a number of factors, including the following:
•     compensation levels paid by companies in our peer group, with a particular focus on target levels for total compensation based on total compensation targets of similarly situated officers employed by the peer companies, as we believe this approach helps us to hire and retain the best possible talent while at the same time maintaining a reasonable and responsible cost structure;
•     corporate performance, particularly as reflected in achievement of key corporate strategic, financial and operational goals such as growth and penetration of customer base and financial and operational performance, as we believe this encourages our named executive officers to focus on achieving our business objectives;
•     the need to motivate executives to address particular business challenges unique to a particular year;
•     broader economic conditions, in order to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and
•     individual negotiations with named executive officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at prior employers—or may be declining significant compensation opportunities at other potential employers—in order to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of seamless transitions.
    While the compensation committee does not have a formal policy for determining the allocation between cash and non-cash compensation, or short-term and long-term compensation, historically the compensation committee has allocated the majority of executives' total target compensation to equity compensation, aligning their interests with those of our stockholders. In fiscal 2021, equity compensation represented 89.06% of our chief executive officer's total compensation from salary, equity, and bonuses and 78.57% of the total compensation from salary, equity, and bonuses of our other named executive officers.

Determining Executive Compensation

Role of the Compensation Committee

    The compensation committee of the board of directors oversees our executive compensation program. In this role, the compensation committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to our executives and non-employee directors, including the administration of our equity and employee benefit plans. As part of this responsibility, the compensation committee reviews and approves the compensation structure for our named executive officers (or in the case of the chief executive officer, recommends the compensation structure for approval by a majority of the independent directors). The board is responsible for establishing corporate objectives and targets for purposes of variable cash compensation. For fiscal 2021, the board established corporate targets for growth in annual spend and free cash flow.
    The compensation committee historically has, at its discretion, presented to the board information regarding executive compensation matters for all executives. Compensation matters for all executives other than the chief executive officer are approved by the compensation committee and presented to the board for informational purposes. The compensation committee presents to the board its recommendations on compensation matters for the chief executive officer, including base salary and target bonus levels, for approval by the independent directors. In fiscal 2021, the board approved the compensation committee's recommendations as presented.

    As part of its deliberations, the compensation committee considers current compensation levels, industry and peer company benchmark data, recommendations from the company's human resources, accounting and finance and legal departments, and the recommendations of our chief executive officer with respect to the other executives. The compensation committee also reviews materials and advice provided by an independent compensation consultant, Willis Towers Watson, and by legal counsel, K&L Gates LLP, in the committee's deliberations on the amount, form and other aspects of executive compensation. The compensation committee reviewed the independence of Willis Towers Watson and K&L Gates LLP pursuant to the SEC rules, and concluded that no conflict of interest existed that would affect either firm’s independence.
Role of Management
For named executive officers other than our chief executive officer, the compensation committee solicits and considers the performance evaluations and compensation recommendations submitted to the compensation committee by the chief executive officer. In the case of the chief executive officer, the board of directors (other than the chief executive officer) evaluates his performance and determines his compensation. Antonio J. Pietri, our chief executive officer and a member of the board, participated in the meetings of the compensation committee relating to the amount of the fiscal 2021 compensation arrangements for each of the named executive officers, other than for Mr. Pietri.
    Our human resources, accounting and finance, and legal departments work with our chief executive officer to design and develop compensation programs that are applicable to named executive officers and other senior executives and that the chief executive officer recommends to the compensation committee. These departments also work with the chief executive officer to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group data summaries, to prepare other compensation committee briefing materials, and ultimately to implement the decisions of the board and its compensation committee.
Compensation Benchmarking
    In accordance with our executive compensation philosophy described above, the compensation committee reviews relevant market and industry practices on executive compensation to balance our need to compete for talent with our need to maintain a reasonable and responsible cost structure, as well as with the goal of aligning the interests of the named executive officers with those of our stockholders. In making compensation decisions, the compensation committee reviewed publicly available information on practices and programs and compensation levels of members of a peer group selected by the compensation committee. The composition of the peer group is reviewed and updated by the compensation committee annually, based in part on the recommendations of its independent compensation consultant, as well as the recommendations of our chief executive officer.
    In general, the compensation committee sets base salary and total compensation at or near the median of our peer group. A number of other factors, such as economic conditions, individual performance assessment, and individual negotiations, may play an important role (or no role) with respect to the cash or equity compensation offered to any named executive officer in a given year. In addition to peer group analysis, the compensation committee also reviews global industry survey data to confirm the reasonableness of proposed compensation levels. The compensation committee believes this general approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure.
Peer Group
    In the first calendar quarter of 2021, in consultation with our independent compensation consultant, Willis Towers Watson, the compensation committee discussed and confirmed the following criteria for selecting peer group companies:
•Publicly traded, U.S.-based enterprise software companies. Public disclosures by U.S. companies provide detailed compensation information that enables us to evaluate compensation for our named executive officers.
•Companies within a specific revenue range of our revenue. For comparison purposes, we use a peer company’s latest fiscal year revenue and our forecasted revenue for the current fiscal year. This analysis is done in January and February, so we use peer company revenue for fiscal years ending on or before December 31 of the previous calendar year.
•Revenue ranging from 75% to 250% of our revenue. We believe this range is appropriate for our strong profitability and attendant market capitalization and compensation trends in our industry.
•Market capitalization of at least 20% of our market capitalization.

•Massachusetts based software companies with whom we compete for executive talent.
    Our goal is to maintain a peer group of between 15 and 20 companies and, when possible, keep it unchanged from year to year. A consistent group of companies allows us to better understand and analyze compensation trends in our industry. However, changes do occur. A peer company’s revenue and/or market capitalization may fall substantially outside our selected ranges. Also, companies may be, or be in the process of being, acquired or taken private and no longer provide the compensation information that we require for our analyses. If changes in financials or status cause the size of our group to fall below 15 companies, we add companies that:
•Meet the criteria stated above.
•Identify us as a peer company or have been suggested as peers by shareholder advisory services.
•Have a market capitalization as close as possible to our market capitalization

    The peer group identified by the committee for fiscal 2022 included the same companies that were included in the peer group for fiscal 2021; however, RealPage, Inc. was subsequently acquired by a private equity investment firm, so the committee did not consider RealPage in making compensation decisions for fiscal 2022. The remaining 15 companies in the peer group are listed below.

ACI Worldwide, Inc.
ANSYS, Inc.
Bottomline Technologies (de), Inc.
Commvault Systems, Inc.
Cornerstone OnDemand, Inc.
Fair Isaac Corporation
Guidewire Software, Inc.
Manhattan Associates, Inc.
MicroStrategy Incorporated
Paycom Software, Inc.
Paylocity Holding Corporation
Progress Software Corporation
PTC Inc.
RingCentral, Inc.
Verisign, Inc.

    At the time the compensation committee reviewed peer group data for purposes of fiscal 2022 compensation analysis, the peer group had annual revenue between $412.5 million and $1.445 billion and market capitalization between $1.464 billion and $22.622 billion. Our fiscal 2021 revenue was approximately at the 34th percentile of the peer group and market capitalization approximately at the 59th percentile.

Reasons for Providing and Manner of Structuring the Key Compensation Elements

Base Salary

The compensation committee recognizes the importance of base salary as an element of compensation that helps to attract and retain our executives. We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty as a significant portion of their total compensation is "at risk" and dependent upon the achievement of financial goals. Base salary is used to recognize the performance, skills, knowledge, experience and responsibilities required of all our employees, including our named executive officers. We target base salary levels at or near the 50th percentile of our peer group.

Historically, the compensation committee has reviewed the annual salaries for each of our named executive officers on an annual basis, considering whether existing base salary levels continue to be at or near the 50th percentile for our peer group and other global industry survey data. In addition to considering the peer group and other global industry survey data, the compensation committee may also, but does not always, consider other factors, including the experience, tenure and performance of a named executive officer, the scope of the such officer's responsibility, the salary level negotiated by such officer in any existing employment agreement, broader economic conditions, our financial health, and the extent to which the compensation committee is generally satisfied with such officer's past performance and expected future contributions. For fiscal 2021, the compensation committee initially consulted the peer group and other global industry data, as well as an analysis developed by the committee's independent compensation consultant, Willis Towers Watson, and then made an independent determination of base salary for each named executive officer. The base salaries thus established are set forth in the table below.

Named Executive Officer	Fiscal 2020 Base Salary ($)	Fiscal 2021 Base Salary ($)(1)	Percentage Increase (%)
Antonio J. Pietri	600,000	600,000	—%
Chantelle Breithaupt (2)	—	425,000	100.0%
John W. Hague	354,423	380,000	7.2%
Karl E. Johnsen (3)	400,000	400,000	—%
Frederic G. Hammond	370,750	370,750	—%

(1) When determining fiscal 2021 base salaries, the compensation committee considered peer group data in accordance with the committee's general philosophy to target base salary levels at or near the 50th percentile of our peer group. The compensation committee also considered other relevant data such as experience, tenure and performance.
(2) Ms. Breithaupt was appointed as our Senior Vice President and Chief Financial Officer effective March 22, 2021.
(3) Mr. Johnsen ceased to be our Senior Vice President and Chief Financial Officer effective March 22, 2021.

Variable Cash Compensation

In addition to base salary, named executive officers are eligible to earn additional cash compensation through annual variable cash bonuses. These are intended to motivate executives to work at the highest levels of their individual abilities and to achieve company-wide operating and strategic objectives. The compensation committee recognizes the important role that variable cash compensation plays in attracting and retaining executives and therefore generally seeks to set target levels for variable bonuses (that is, payouts for target performance achievement) so that target cash bonus is at or near the median of target cash bonus compensation of similarly situated executives in our peer group.

The compensation committee generally starts the process of determining the target bonus levels by which performance will be measured under the bonus programs for executives (other than the chief executive officer, whose target bonus level is set by the board of directors, excluding him) in the last quarter before the start of the applicable fiscal year. Typically, in the fourth quarter of each fiscal year, the compensation committee considers the target bonus percentages for the next fiscal year for executives (other than the chief executive officer). As part of this analysis, the compensation committee considers the likely bonus payouts for the ongoing fiscal year for executives (other than the chief executive officer) and reviews its preliminary analysis with the chief executive officer, in connection with their consideration of expected financial results for the prior year, budgets for the applicable year and the economic forecast for the applicable year. The compensation committee also considers peer group company data provided or confirmed by an independent compensation consultant. The chief executive officer then makes a recommendation to the compensation committee as to the target bonuses that the other executives should be eligible to earn for the applicable year, and the compensation committee reviews those recommendations. Generally, in the first quarter of a fiscal year, after financial results for the prior year have become available, the compensation committee reviews and finalizes its earlier discussions regarding the structure and elements of compensation for the new fiscal year. Among other things, the board approves the corporate performance goals for the year.

In addition to awards based on the performance metrics established in the applicable incentive bonus plan, the compensation committee may make discretionary awards under the plan to eligible employees in such amounts as the committee determines are appropriate and in our best interests. If an executive’s employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect between us and the executive as described in the discussion of the employee retention agreements below in "Employment and Change in Control Agreements."

The process of establishing variable cash compensation for fiscal 2021 was completed in the first quarter of fiscal 2021. In addition to considering our corporate performance goals, the compensation committee performed a detailed analysis for each named executive officer against the peer group and other global industry data. On July 22, 2020, we approved the form of the Executive Bonus Plan for fiscal 2021, or the 2021 Executive Plan, a cash incentive bonus plan for our executives for fiscal 2021. The participants in the 2021 Executive Plan include Antonio J. Pietri, our President and Chief Executive Officer, and certain other members of our senior management, including each of our other named executive officers for fiscal 2021: John W. Hague, our Executive Vice President, Operations; Chantelle Breithaupt, our current Senior Vice President and Chief Financial Officer; Karl E. Johnsen, our former Senior Vice President and Chief Financial Officer, and Frederic G. Hammond, our Senior Vice President and General Counsel.

2021 Executive Plan
Any amounts earned under the 2021 Executive Plan are payable in cash and directly tied to achievement of corporate financial targets. Amounts payable under the 2021 Executive Plan are based and weighted as follows:
•60% of the overall bonus is based on achievement of our growth in annual spend target; and

•40% of the overall bonus is based on achievement of our free cash flow target.
Growth in annual spend and free cash flow were selected as the primary corporate performance goals for fiscal 2021. Growth in annual spend was determined to be a useful metric for analyzing our business performance because comparing annual spend for different dates can provide insight into the growth and retention rates of our business. Since annual spend represents an estimate of the annualized value of our portfolio of term license agreements as of a specific date, it provides insight into the future value of subscription and software revenue. Free cash flow is calculated as net cash provided by operating activities adjusted for the net impact of (a) purchases of property, equipment and leasehold improvements, (b) payments for capitalized computer software costs, and (c) other nonrecurring items, such as acquisition related payments. Free cash flow is a useful measure to investors because it permits them to view our performance using tools that management uses to gauge progress in achieving our goals, and is an indication of cash flow that may be available to fund future investments.
The 2021 Executive Plan goals incorporated targets approved by the board of directors as part of our fiscal 2021 operating plan. In order for any bonus to be payable to any executive for achievement of any metric, achievement of at least 70% of the applicable target metric was necessary. Each metric was measured independently. Achievement of above-target performance does not increase the bonus amount, i.e., the maximum bonus award is 100% of the target. The board generally sets the target performance level for the corporate financial objectives at a level that would only be achieved if we continued to substantially improve on our past levels of performance, and if our executives performed at very high levels. As a result, the board believed that 2021 Executive Plan growth in annual spend and free cash flow targets would be difficult to reach but would be attainable with significant effort, while not entailing taking unnecessary or excessive risks.
    In fiscal 2021, performance was evaluated at mid-year and at year-end, and each named executive officer was eligible to earn a bonus of up to 25% of the officer's annual bonus target at mid-year and 75% at year-end under the 2021 Executive Plan. The mid-year evaluation was based on mid-year performance of corporate performance goals only, and payments could not exceed 25% of the annual bonus targets. If less than 25% of the target bonus was earned at mid-year, the unrealized difference (up to the 25% mid-year potential) could be made up at year-end based on annual achievement against annual goals. If mid-year payments were made and we underachieved the metrics for the full year, each officer would have been required to refund to the company the amount by which the officer's mid-year payment exceeded the total amount the officer was entitled to receive for the year. No such clawback was required for fiscal 2021.
We did not meet our mid-year metrics fully. Based on our performance during the first half of the year, the named executive officers earned 40.0% of the maximum payout of 25% of their respective annual target bonuses.
         The year-end payment is based on total annual performance against the annual performance targets less any payment received at mid-year. Annual company performance goals and achievement of such goals were as follows for fiscal 2021.

Plan Metric	Financial Target ($)	Actual Results ($)
Growth in annual spend	7.0%	4.75%
Free cash flow	$268.0 million	$277.5 million

    No bonus was paid for the growth in annual spend metric because we did not achieve at least 70% of the target. Bonuses for achievement of our free cash flow metric were paid as shown in the following table.

Named Executive Officer	Fiscal 2021 Annual Target Cash Payment ($)	Total Bonus Earned for Fiscal 2021 ($)
Antonio J. Pietri	800,000	320,000
Chantelle Breithaupt (1)	300,000	33,205
John W. Hague	400,000	160,000
Karl E. Johnsen (2)	325,000	325,000
Frederic G. Hammond	267,750	107,100

(1) Ms. Breithaupt was appointed as our Senior Vice President and Chief Financial Officer effective March 22, 2021.
(2) Mr. Johnsen ceased to be our Senior Vice President and Chief Financial Officer on March 22, 2021.

Equity Compensation
    We provide a portion of our executive compensation in the form of stock options and RSUs that vest over time. We believe that this helps to retain our executives and aligns their interests with those of our stockholders by allowing the executives to participate in our longer-term success through stock price appreciation.
    Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants help to align the interests of our executives and our stockholders, provide our executives with a strong link to our long-term performance and also create an ownership culture. Our equity awards typically take the form of stock options and RSUs. Stock options typically require significant growth in stockholder value to generate long-term value to our executives which is in line with our performance-oriented culture. In addition, the vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to an executive to remain in our employ during the vesting period. RSUs have intrinsic value which is important in retaining our executive talent. The compensation committee carefully considers the mix of equity instruments when determining annual equity awards to ensure that the executive's total compensation conforms to our overall philosophy and objectives.
    In determining the size and mix of equity grants to our executives, the compensation committee considers comparative equity grants received by executives in our peer group and in the global industry survey data generally at the 50th percentile, and also considers the individual executive's performance, contributions and level of responsibility, and the executive's ability to significantly influence our growth and profitability. In addition, the compensation committee takes into account our company-level performance and the recommendations of the chief executive officer other than for himself.
    Our equity awards typically have taken the form of stock options and RSUs. We generally make an initial equity award of stock options and/or RSUs to new executives and an annual equity program grant in the first quarter of each fiscal year as part of our overall compensation program. All grants of options and RSUs to our executives are approved by the compensation committee. Equity awards for our chief executive officer are determined by the compensation committee and then recommended to the board of directors for approval.
    The exercise price of all stock option grants is the fair market value on the grant date, which is set at the closing price of our common stock on the day next preceding the date of grant. Typically, the equity awards we grant to our executives vest pro rata over the first sixteen quarters of a ten-year option term. Unvested awards are forfeited upon termination of employment, except in the case of death or disability. Exercise rights typically cease 90 days after termination of employment, except in the case of death or disability. Prior to the exercise of an option, or vesting of an RSU, the holder has no rights as a stockholder with respect to the shares subject to such equity awards, including voting rights and the right to receive dividends or dividend equivalents.
     Fiscal 2021 Equity Awards
    As set forth in the table below, we granted equity awards to Messrs. Pietri, Hague, Johnsen and Hammond that vest in sixteen equal consecutive quarterly installments on the last business day of the quarter, beginning with the quarter ending December 31, 2020. These awards were granted on December 28, 2020. We granted equity awards to Ms. Breithaupt upon her appointment as chief financial officer on March 22, 2021, which awards vest in sixteen equal consecutive quarterly installments on the last business day of the quarter, beginning with the quarter ending June 30, 2021. The compensation committee considered the comparative data and individual performance factors described above when determining the value of each grant. The committee exercised its collective business judgment and experience in making these determinations, with the objective of recognizing each executive's level of responsibility and contributions during the past year, and retaining each executive and proving appropriate incentives for the future. The committee did not use an arithmetic scorecard in determining the appropriate value of each grant or each executive's performance, contribution or value to us, and instead developed a consensus based on committee discussions and interactions with the executive officers, including the chief executive officer. In determining the allocation of the awards between stock options and RSUs, the compensation committee considered the different goals intended to be achieved through these different types of awards as discussed above.

Fiscal 2021 Equity Awards
Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)
Antonio J. Pietri	Stock Options	72,202
	Restricted Stock Units	35,629

Chantelle Breithaupt (1)	Stock Options	21,257
	Restricted Stock Units	13,625

John W. Hague	Stock Options	14,367
	Restricted Stock Units	11,206

Karl E. Johnsen (2)	Stock Options	14,367
	Restricted Stock Units	12,955

Frederic G. Hammond	Stock Options	8,841
	Restricted Stock Units	6,896

(1) Ms. Breithaupt was appointed as our Senior Vice President and Chief Financial Officer effective March 22, 2021.
(2) Mr. Johnsen ceased to be our Senior Vice President and Chief Financial Officer on March 22, 2021.
Fiscal 2022 Compensation Actions
    The compensation committee took the following additional actions related to named executive officer compensation after the year ended June 30, 2021 through the date of this Proxy Statement.
Base Salary
    In July 2021, the compensation committee, and in the case of Mr. Pietri, the board of directors, established base salaries for fiscal 2022 of our named executive officers for fiscal 2021 excluding Mr. Johnsen.. In determining fiscal 2022 base salaries, the compensation committee considered data from our peer group. The base salaries thus established are set forth in the table below.

Named Executive Officer	Fiscal 2021 Base Salary ($)	Fiscal 2022 Base Salary ($)(1)	Percentage Increase (%)
Antonio J. Pietri	600,000	600,000	—%
Chantelle Breithaupt (2)	425,000	425,000	—%
John W. Hague	380,000	380,000	—%
Karl E. Johnsen (3)	400,000	—	(100.0)%
Frederic G. Hammond	370,750	375,000	1.1%

(1) When determining fiscal 2022 base salaries, the compensation committee considered peer group data in accordance with the committee's general philosophy to target base salary levels at or near the 50th percentile of our peer group. The compensation committee also considered other relevant data such as experience, tenure and performance.
(2) Ms. Breithaupt was appointed as our Senior Vice President and Chief Financial Officer effective March 22, 2021.
(3) Mr. Johnsen ceased to be our Senior Vice President and Chief Financial Officer effective March 22, 2021.
2022 Executive Plan
    On July 27, 2021, we approved an Executive Bonus Plan for fiscal 2022, or the 2022 Executive Plan, for each of our executive officers and certain other members of senior management. The purpose of these plans is to motivate and reward performance for the achievement of certain corporate objectives for fiscal 2022. Payments under each plan are based upon the achievement of certain corporate performance metrics established by the board of directors. The annual targets under the 2022 Executive Plan for each of the named executive officers for fiscal 2022 are as follows.

Named Executive Officer	Fiscal 2022 Annual Target Cash Payment ($)
Antonio J. Pietri	800,000
Chantelle Breithaupt	300,000
John W. Hague	400,000
Frederic G. Hammond	285,000

Fiscal 2022 Performance Goals
    For fiscal 2022, we selected corporate objectives consisting of target amounts for growth in annual spend and free cash flow. These metrics were determined to be important to increasing the value of our common stock, therefore aligning the financial interests of executives with those of our stockholders.
    Annual spend is an estimate of the annualized value of our portfolio of term license agreements, as of a specific date. Annual spend is calculated by summing the most recent annual invoice value of each of our active term license agreements. Annual spend also includes the annualized value of standalone SMS agreements purchased with certain legacy term license agreements, which have become an immaterial part of our business. Comparing annual spend for different dates can provide insight into the growth and retention rates of our business, because annual spend represents the estimated annualized billings associated with our active term license agreements. Management utilizes the annual spend business metric to evaluate the growth and performance of our business as well as for planning and forecasting. We believe that annual spend is a useful business metric to investors as it provides insight into the growth component of our term licenses and to how management evaluates and forecasts the business. Free cash flow is calculated as net cash provided by operating activities adjusted for the net impact of (a) purchases of property, equipment and leasehold improvements, (b) payments for capitalized computer software costs, (c) non-capitalized acquired technology, and (d) other nonrecurring items, such as acquisition and litigation related payments. Management believes that this financial measure is useful to investors because it permits investors to view our performance using the same tools that management uses to gauge progress in achieving our goals. We believe this measure is also useful to investors because it is an indication of cash flow that may be available to fund investments in future growth initiatives or to repay borrowings under the Amended and Restated Credit Agreement, and it is a basis for comparing our performance with that of our competitors.
    The growth in annual spend performance metric is weighted at 60%, and the free cash flow metric is weighted at 40% for purposes of determining each eligible executive's bonus. In order for a bonus to be payable for achievement of any metric, we must achieve at least 70% of that metric. We believe this is an appropriate and effective way to link incentive compensation to corporate performance. For fiscal 2022 these plans do not contain individual performance metrics. Instead, each eligible executive's bonus is based solely on achievement of the corporate performance metrics, which is consistent with our philosophy to link executive compensation to corporate performance. In addition, the chief executive officer (in the case of his direct reports) and the compensation committee (in the case of the chief executive officer) may reduce any award otherwise payable hereunder by up to ten percent in his or its discretion.
    In fiscal 2022, performance against the metrics under each plan will be evaluated at mid-year and at year-end. There is the potential for a mid-year payment based on performance against mid-year targets, not to exceed 25% of the annual bonus target. If an executive's employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect between us and the executive. If mid-year payments are made and we underachieve the metrics for the full year, each executive must refund the amount by which the executive's mid-year payment exceeds the total amount the executive is entitled to receive for the year. In addition to awards based on the performance metrics established under each plan, the compensation committee may make a discretionary award to the executive in such amount as the compensation committee determines to be appropriate and in our best interests.
    Equity Awards
    The compensation committee approved its annual program grant awards for fiscal 2022 in August 2021. In considering such awards, the compensation committee reviewed peer group data in line with the committee's general approach to target equity compensation at or near the 50th percentile. The compensation committee also considered each individual's performance and level of contribution when determining the value of fiscal 2022 equity awards. The value of the equity award for our chief executive officer and chief financial officer for fiscal 2022 was allocated 65% to RSUs and 35% to stock options, and the value of each equity award for fiscal 2022 for our other named executive officers was allocated 75% to RSUs and 25% to stock options. The awards issued in September 2021 to our fiscal 2021 named executive officers excluding Mr. Johnsen are as follows.

Named Executive Officer	Type of Equity Award	Value of Equity Award ($)
Antonio J. Pietri	Stock Options	2,485,000
	Restricted Stock Units	4,615,000

Chantelle Breithaupt	Stock Options	822,500
	Restricted Stock Units	1,527,500

John W. Hague	Stock Options	375,000
	Restricted Stock Units	1,125,000

Frederic G. Hammond	Stock Options	337,500
	Restricted Stock Units	1,012,500

As part of a retention program adopted for certain employees in connection with the strategic transaction and enhanced partnership announced with Emerson Electric Co. on October 11, 2021, the compensation committee recommended and the board approved equity grants for Ms. Breithaupt and Messrs. Hague and Hammond as set forth in the table below. Vesting of the equity awards granted on October 10, 2021 is subject to the closing of the transaction; twenty-five percent of the awards vests on the closing date and the balance vests on the first day of the 18th month following the month in which the closing occurs.

Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)	Value of Equity Award ($)
Chantelle Breithaupt	Restricted Stock Units	4,504	637,541

John W. Hague	Restricted Stock Units	4,027	570,022

Frederic G. Hammond	Restricted Stock Units	3,974	562,520
Benefits and Other Compensation
    We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Our named executive officers are not entitled to benefits that are not otherwise available to all employees.
Stock Ownership Guidelines
    We maintain stock ownership guidelines requiring each of our named executive officers and non-employee directors to own our stock (including long shares as well as the net value of vested, unexercised stock options) with a value related to each individual's annual salary or cash retainer, as applicable. Under these guidelines, our chief executive officer is required to own stock with a value equal to at least three times his annual salary; each of our other named executive officers is required to hold stock with a value of at least one times the officer's annual salary; and each of our non-employee directors is required to own stock with a value of at least three times the director's annual cash retainer. New named executive officers and directors have five years from the date that they become named executive officers or directors to reach the applicable ownership threshold. As of the record date, all of our named executive officers and directors satisfied the applicable ownership thresholds.
Severance and Change in Control Benefits
    Pursuant to the executive retention agreements we have entered into with each of our named executive officers and to the provisions of our option agreements, those executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under "Employment and Change in Control Agreements."
    We believe these agreements assist in maintaining a competitive position in terms of attracting and retaining key executives. The agreements also support decision-making that is in the best interests of our stockholders, and enable our executives to focus on company priorities. We believe that our severance and change in control benefits are generally in line with prevalent peer practice with respect to severance packages offered to executives.

    Change in control benefits under our executive retention agreements are structured as "double trigger" benefits. In other words, the change in control, standing alone, does not trigger benefits; rather, benefits are paid only if the employment of the executive is also terminated during a specified period after the change in control and under the circumstances described below in "—Employment and Change in Control Agreements."
Tax and Accounting Considerations
    The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. Section 162(m) of the Internal Revenue Code of 1986, or IRC, generally places a $1 million limit on the amount of compensation a publicly held company can deduct in any tax year on compensation paid to “covered employees.” Prior to the passage of the 2017 Tax Cuts and Jobs Act, performance-based compensation paid to our “covered employees” could be structured to be excluded from this $1 million deduction limit. As a result of changes in the tax law, this previously available exclusion for performance-based compensation is generally no longer available after 2018. The compensation committee considers tax deductibility as one of many factors in determining executive compensation and retains discretion to award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax deductible by us.
Risk Analysis of Compensation Policies and Programs
    The compensation committee has reviewed the compensation policies generally applicable to our employees, and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. The design of the compensation policies and programs encourages employees to remain focused on both our short-and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking. In addition, we believe our stock ownership guidelines for our directors and named executive officers may mitigate against excessive and unnecessary risk-taking by requiring directors and named executive officers to hold a significant position in our stock during their period of service to the company.
Hedging Policies
Our policies prohibit hedging by an executive, or engaging in speculative transactions with respect to our stock, including by engaging in short sales; pledging our company's securities in margin accounts; or engaging in transactions in put or call options, prepaid variable forward contracts, equity swaps, collars, exchange funds or other financial instruments designed to hedge or offset any decrease in the market value of our equity securities.
Conclusion
    Through the compensation arrangements described above, a significant portion of each executive's compensation is contingent on our company-wide performance. Therefore, the realization of benefits by the executive is closely linked to our achievements and increases in stockholder value. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation in any particular time period. The compensation committee gives careful consideration to our executive compensation program, including each element of compensation for each executive. The compensation committee believes the executive compensation program is reasonable relative to the peer group. The compensation committee also believes that the compensation program gives each executive appropriate incentives, based on the executive's responsibilities, achievements and ability to contribute to our performance. Finally, the compensation committee believes that our compensation structure and practices encourage management to work for real innovation, business improvements and outstanding stockholder returns, without taking unnecessary or excessive risks.

EXECUTIVE COMPENSATION
Executive Compensation Tables
Summary Compensation Table for Fiscal 2021
    The following table contains information regarding compensation earned during the last three fiscal years by our named executive officers for fiscal 2021, who consist of Antonio J. Pietri, our President and Chief Executive Officer; John W. Hague, our Executive Vice President, Operations; Chantelle Breithaupt, our current Senior Vice President and Chief Financial Officer; Karl E. Johnsen, our former Senior Vice President and Chief Financial Officer; and Frederic G. Hammond, our Senior Vice President, General Counsel and Secretary.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)

Antonio J. Pietri	2021	600,000	4,649,941	2,839,705	320,000	9,273	8,418,919
President and	2020	600,000	4,650,012	1,654,182	713,920	8,211	7,626,325
Chief Executive Officer	2019	600,000	4,499,963	1,647,967	721,990	8,967	7,478,887

Karl E. Johnsen (6)	2021	800,000	1,703,052	565,054	325,000	75,738	3,468,844
Senior Vice President and	2020	400,000	1,462,536	520,286	290,030	6,856	2,679,708
Chief Financial Officer	2019	380,000	1,237,467	453,210	323,603	8,380	2,402,660

Chantelle Breithaupt (5)	2021	117,420	2,027,673	836,038	33,205	6,120	3,020,456
Senor Vice President and
Chief Financial Officer

John W. Hague	2021	380,000	1,462,495	565,054	160,000	9,485	2,577,034
Executive Vice President, Operations	2020	354,423	637,495	226,787	339,112	7,473	1,565,290

Frederic G. Hammond	2021	370,750	899,997	347,717	107,100	8,351	1,733,915
Senior Vice President,	2020	370,750	750,049	266,814	238,940	8,530	1,635,083
General Counsel and	2019	370,750	674,971	247,205	260,820	9,186	1,562,932
Secretary

(1) Amounts shown represent aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation, or ASC Topic 718, with respect to restricted stock units, or RSUs, and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the RSUs and stock options, see note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2021, filed with the SEC on August 18, 2021, which identifies assumptions made in the valuation of option awards.

(2) Amounts shown consist of awards based on performance under our 2021 Executive Plan and equivalent predecessor plans for each respective fiscal year. For additional information regarding these awards in fiscal 2021, see ‘‘Compensation Discussion and Analysis—Variable Cash Compensation.’’

(3) Amounts shown include matching contributions under our 401(k) deferred savings retirement plan and the annual dollar value associated with life and death and disability insurance premiums.

(4) 2018 LTI Awards discussed at " Compensation Discussion and Analysis-- Fiscal 2020 Compensation Actions-- Special Performance-Based Long Term-Incentive Grants" had a fair value of $28,040,000.00 as of their date of grant. We concluded that, as of the grant date, the performance metrics related to the 2018 LTI Awards were not probable of achievement. If those performance metrics were assumed to be achieved at 100%, the grant date fair value of the 2018 LTI Awards would have been as follows for each of the named executive officers.
	Antonio J Pietri	$20,000,000
	Karl E. Johnsen	$4,290,000
	John W. Hague	$1,950,000
	Frederic G. Hammond	$1,800,000

As of June 30, 2020, the performance awards were forfeited, due to the performance based conditions not being met in fiscal 2020. No compensation expense was recognized during fiscal 2020 and 2019.

(5) Ms. Breithaupt was appointed as our Senior Vice President and Chief Financial Officer effective March 22, 2021.

(6) Mr. Johnsen ceased to be our Senior Vice President and Chief Financial Officer on March 22, 2021.

    Grants of Plan-Based Awards for Fiscal 2021
    The following table shows all plan-based awards granted to our named executive officers during fiscal 2021. The equity awards granted in fiscal 2021 identified in the table below are also reported in the table entitled "Outstanding Equity Awards at Fiscal Year-End." For additional information regarding the non-equity incentive plan awards, please refer to "Compensation Discussion and Analysis—Reasons for Providing and Manner of Structuring the Key Compensation Elements—Variable Cash Compensation."

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Stock Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Antonio J. Pietri	N/A	400,000	800,000	800,000
	12/28/2020				35,629			4,649,941
	12/28/2020					72,202	130.51	2,839,705

Chantelle Breithaupt (5)	N/A	150,000	300,000	300,000
	3/22/2021				13,625			2,027,673
	3/22/2021					21,257	148.82	980,373

John W. Hague	N/A	200,000	400,000	400,000
	12/28/2020				11,206			1,462,495
	12/28/2020					14,367	130.51	565,054

Karl E. Johnsen (6)	N/A	162,500	325,000	325,000
	12/28/2020				11,206			1,462,495
	12/28/2020					14,367	130.51	565,054
	6/30/2021				1,749			240,557

Frederic G. Hammond	N/A	133,875	267,750	267,750
	12/28/2020				6,896			899,997
	12/28/2020					8,841	130.51	347,717

(1) Consists of performance-based cash incentive bonus awards under the 2021 Executive Plan. Actual amounts of awards are set forth in the summary compensation table above to the extent they have been determined and paid as of the date of filing of this Proxy Statement.

(2) Represents restricted stock units granted under the 2016 Equity Incentive Plan. For additional information regarding vesting of these awards, see “Compensation Discussion and Analysis - Equity Compensation” on page 26.

(3) Represents stock options granted under the 2016 Equity Incentive Plan. For additional information regarding vesting of these awards, see “Compensation Discussion and Analysis - Equity Compensation” on page 26.

(4) Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to RSUs and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the RSUs and stock options, see note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2021, filed with the SEC on August 18, 2021.

(5) Ms. Breithaupt was appointed as our Senior Vice President and Chief Financial Officer on March 22, 2021.

(6) Mr. Johnsen ceased to be our Senior Vice President and Chief Financial Officer effective March 22, 2021.

Outstanding Equity Awards at Fiscal Year End

    The following table sets forth certain information as to unexercised options and stock awards held at the end of fiscal 2021 by the named executive officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Share)(1)	Option Expiration Date (2)	Number of Shares or Units that have not Vested (#)	Market Value of shares or Units of stock that have not vested ($)(3)
Antonio J. Pietri	70,433	0 (4)	$44.38	8/2/2025	0 (4)	0
	86,156	0 (5)	$45.46	8/31/2026	0 (5)	0
	70,582	0 (6)	$63.25	8/31/2027	0 (6)	0
	36,118	12,040 (7)	$115.36	9/3/2028	9,752 (7)	1,341,290
	22,376	22,380 (8)	$133.20	9/2/2029	17,456 (8)	2,400,898
	13,536	58,666 (11)	$130.51	12/27/2030	28,951 (11)	3,981,921

Chantelle Breithaupt (13)	1,328	19,929 (12)	$148.82	3/21/2031	9,624 (12)	1,323,685

John W. Hague	2,230	0 (9)	$43.44	7/31/2024	0 (9)	0
	1,817	0 (4)	$44.38	8/2/2025	0 (4)	0
	1,925	0 (5)	$45.46	8/31/2026	0 (5)	0
	2,188	0 (6)	$63.25	8/31/2027	0 (6)	0
	722	48 (10)	$63.77	9/14/2027	40 (10)	5,502
	4,512	1,508 (7)	$115.36	9/3/2028	1,220 (7)	167,799
	3,064	3,072 (8)	$133.20	9/2/2029	2,394 (8)	329,271
	2,693	11,674 (11)	$130.51	12/27/2030	9,106 (11)	1,252,439

Karl E. Johnsen (14)	1,147	0 (6)	$63.25	8/31/2027	0 (6)	0
	828	3,312 (7)	$115.36	9/3/2028	2,684 (7)	369,157
	880	7,040 (8)	$133.20	9/2/2029	5,492 (8)	755,370
	898	11,674 (11)	$130.51	12/27/2030	9,106 (11)	1,252,439

Frederic G. Hammond	597	0 (4)	$44.38	8/2/2025	0 (4)	0
	3,440	0 (5)	$45.46	8/31/2026	0 (5)	0
	9,599	0 (6)	$63.25	8/31/2027	0 (6)	0
	5,416	1,808 (7)	$115.36	9/3/2028	1,464 (7)	201,359
	3,608	3,611 (8)	$133.20	9/2/2029	2,816 (8)	387,313
	1,656	7,185 (11)	$130.51	12/27/2030	5,603 (11)	770,637

(1) Each option has an exercise price equal to the fair market value of our common stock at the time of grant based on the market closing price of our stock on the trading day prior to the grant date.
(2) The expiration date of each option occurs ten years after the grant of such option.
(3) The closing price of our common stock on the NASDAQ Global Select Market on June 30, 2021 was $137.54.

(4) These options and stock awards were granted on August 3, 2015. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2015 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(5) These options and stock awards were granted on September 1, 2016. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2016 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(6) These options and stock awards were granted on September 1, 2017. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2017 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(7) These options and stock awards were granted on September 4, 2018. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 29, 2018 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(8) These options and stock awards were granted on September 3, 2019. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2019 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(9) These options and stock awards were granted on August 1, 2014. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2014 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(10) These options and stock awards were granted on September 15, 2017. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on December 29, 2017 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(11) These options and stock awards were granted on December 28, 2020. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on December 31, 2020 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(12) These options and stock awards were granted on March 22, 2021. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on June 30, 2021 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(13) Ms. Breithaupt was appointed as our Senior Vice President and Chief Financial Officer effective March 22, 2021.
(14) Mr. Johnsen ceased to be our Senior Vice President and Chief Financial Officer effective March 22, 2021.

Option Exercises and Stock Vested in 2021
    The table below details options that were exercised by our named executive officers during fiscal 2021 and shares of common stock that vested during fiscal 2021 under RSUs held by those named executive officers.

Option Exercises and Stock Vested in Fiscal 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Antonio J. Pietri	48,030	$4,544,551	39,982	$5,438,336

Chantelle Breithaupt (2)			4,001	$590,109

John W. Hague	2,977	$313,627	5,136	$702,052

Karl E. Johnsen (3)	32,395	$1,736,133	13,132	$1,798,962

Frederic G. Hammond	—	$—	6,181	$841,462

(1) With respect to shares acquired upon vesting of RSUs, each named executive officer elected to have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares. The net shares received upon vesting are as follows: Antonio J. Pietri, 23,204; Chantelle Breithaupt, 2,559; Karl E. Johnsen, 6,779; John W. Hague, 3,876; Frederic G. Hammond, 4,354.
(2) Ms. Breithaupt was appointed as our Senior Vice President and Chief Financial Officer effective March 22, 2021.
(3) Mr. Johnsen ceased to be our Senior Vice President and Chief Financial Officer on March 22, 2021.
    Equity Compensation Plan Information

    Our only equity compensation plan in effect as of June 30, 2021 is the 2016 Omnibus Incentive Plan. The following table shows certain information concerning the 2016 Omnibus Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (1)	Weighted-average exercise price of outstanding options, warrants and rights ($/Share)	Number of securities remaining available for future issuance under equity compensation plans (#) (2)
Equity compensation plans approved by security holders	1,284,761	94.18	5,650,731
Equity compensation plans not approved by security holders	—	—	—
Total	1,284,761	94.18	5,650,731

(1) Includes 972,331 outstanding stock options from 2010 Equity Incentive Plan and 312,430 outstanding stock options from the 2016 Equity Incentive Plan.
(2) Includes 5,451,500 shares available for issuance under the 2016 Stock Option Plan and 199,231 available under the 2018 Employee Stock Purchase Plan.
    CEO Pay Ratio
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring the annual disclosure of the ratio of the median employee's total annual compensation to the total annual compensation of the CEO. For fiscal 2021, our CEO pay ratio was determined to be as follows.
•The median of the annual total compensation of all employees (other than the chief executive officer) was $99,299.
• For fiscal year 2021, the chief executive officer’s total annual compensation was approximately 85 times that of our median employee.
To determine the median of the annual total compensation of our employees, we applied the following methodology and assumptions.
•We selected the last day of our fiscal year, June 30, 2021, to establish the employee population.
•As of June 30, 2021, we had 1,898 full-time employees, of whom 856 were located in the United States.
•We used payroll and equity plan records over the twelve-month period beginning on July 1, 2020 and ending on June 30, 2021. The components of annual compensation which were consistently applied to determine the median employee included: base salary, sales commissions, bonuses earned for fiscal year 2021, the grant date fair value of stock awards and other compensation.
•For employees who began employment with us during the year, target annual sales commissions and annualized base salaries and bonuses were used for the calculation.
•Foreign exchange rates were translated to the U.S. dollar equivalent based on rates as of the last business day of our fiscal year, which was June 30, 2021.
•No other adjustments were made.
This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Other companies may use methodologies, exclusions, estimates and assumptions in calculating their pay ratios that are different from ours because those companies may have employment and compensation practices that are different from ours.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
    We have entered into Amended and Restated Executive Retention Agreements, or Amended Agreements, with the following executive officers: Antonio J. Pietri, our President and Chief Executive Officer; John W. Hague, our Executive Vice President, Operations; Chantelle Breithaupt, our Senior Vice President and Chief Financial Officer; and Frederic G. Hammond, our Senior Vice President, General Counsel and Secretary.
    Pursuant to the terms of each Amended Agreement with an executive, if no change in control (as defined) has occurred, and the executive's employment is terminated without cause or the executive resigns for good reason (which includes constructive termination, relocation, and a reduction in salary or benefits), the executive will be entitled to receive the following:
•for 12 months (or, for Mr. Pietri, 18 months) following the date of termination, an amount equal to the executive's base salary then in effect, payable on our normal payroll cycle over such period;
•an amount equal to the executive's total target bonus for the fiscal year, pro-rated for the portion of the fiscal year elapsed prior to termination, payable in equal installments with the base salary payments payable to the executive;
•an amount equal to 12 times (or, for Mr. Pietri, 18 times) the excess of (a) the monthly premium payable by former employees for continued coverage under COBRA for the same level of coverage, including dependents, provided to the executive under our group health benefit plans in which the executive participates immediately prior to termination over (b) the monthly premium paid by active employees for the same coverage immediately prior to termination payable in one lump sum;
•an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, payable in one lump sum, for a period of 12 months (or, for Mr. Pietri, a period of 18 months);
•to the extent not already paid, any other amounts due to the executive under any other plan, program, policy or agreement, including any accrued vacation pay; and
•outplacement services through one or more firms of the executive's choosing, payable by us up to an aggregate amount of $45,000, which services will extend until the earlier of (a) 12 months (or, for Mr. Pietri, 18 months) following the date of termination, and (b) the date the executive secures full-time employment.
    If within 12 months following a change in control, the executive's employment is terminated without cause or the executive resigns for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, our failure to obtain an agreement from any of our successors to assume the executive’s Amended Agreement, any material breach by us of the executive’s Amended Agreement, and our failure to pay benefits when due), then the executive shall be entitled to receive the following:
•the executive's base salary and any accrued vacation pay through the date of termination, in each case to the extent not already paid, payable in one lump sum;
•an amount equal to the sum of the executive's base salary then in effect (or, for Mr. Pietri 1.5 times his annual base salary then in effect) and the higher of the executive's target bonus for (a) the then-prior fiscal year and (b) then-current fiscal year, payable in one lump sum;
•an amount equal to 12 times (or, for Mr. Pietri, 18 times) the excess of (a) the monthly premium payable by former employees for continued coverage under COBRA for the same level of coverage, including dependents, provided to the executive under our group health benefit plans in which the executive participates immediately prior to termination over (b) the monthly premium paid by active employees for the same coverage immediately prior to termination, payable in one lump sum;
•an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, payable in one lump sum for a period of 12 months (or, for Mr. Pietri, a period of 18 months);
•to the extent not already paid, any other amounts due to the executive under any other plan, program, policy or agreement, payable in one lump sum;
•full vesting of (a) all common stock options then held by the executive, which options may be exercised by the executive for a period of twelve months following the date of termination (subject to the original expiration date of such options), and (b) all restricted stock and restricted stock units then held by the executive, provided that vesting for awards that are subject to performance conditions will be based on assumed performance at the greater of (i) the executive's target level and (ii) the level of performance achieved by the executive immediately prior to termination, as determined by the board of directors; and

•outplacement services through one or more firms of the executive's choosing, payable by us up to an aggregate amount of $45,000, which services will extend until the earlier of (a) 12 months (or, for Mr. Pietri, 18 months) following the date of termination, and (b) the date the executive secures full-time employment.
    Each Amended Agreement with an executive provides that in the event the total payments or distributions received by the executive relating to termination of employment are subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, the payments or distributions will be reduced to the extent such reduction will result in the executive retaining a larger amount, on an after-tax basis, than if the executive had received all of the payments or distributions in full, in each case first reducing or eliminating the portion of the payments that are not payable in cash and then by reducing or eliminating cash payments.
    Each Amended Agreement terminates on the earliest to occur of (a) July 31, 2022, (b) the first anniversary of a change in control, and (c) our payment of all amounts due to the executive following a change in control. Each Amended Agreement is subject to automatic renewal on August 1 of each year, beginning August 1, 2022, unless we give notice of termination at least six months prior to the renewal date.
    Potential Payments Upon Termination or Change in Control
    The following table sets forth estimated compensation, if any, that would have been payable to each of our named executive officers as severance or upon a change in control of our company under three scenarios, assuming the termination triggering severance payments or a change in control took place on June 30, 2021.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
Name	Cash Payment ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock Units ($)(3)	Welfare Benefits ($)(4)	Outplacement ($)(5)	Total ($)

Antonio J. Pietri
● Termination without cause not related to a change in control	$1,700,851			$31,259	$45,000	$1,777,110
● Change in control only	$—	$—	$—	$—	$—	$—
● Termination without cause or by the executive for good reason following change in control	$1,700,851	$776,598	$7,724,109	$31,259	$45,000	$10,277,817

Chantelle Breithaupt
● Termination without cause not related to a change in control	$725,567			$5,674	$45,000	$776,241
● Change in control only	$—	$—	$—	$—	$—	$—
● Termination without cause or by the executive for good reason following change in control	$725,567	$—	$1,323,685	$5,674	$45,000	$2,099,926

John W. Hague
● Termination without cause not related to a change in control	$780,567			$17,506	$45,000	$843,073
● Change in control only	$—	$—	$—	$—	$—	$—
● Termination without cause or by the executive for good reason following change in control	$780,567	$132,389	$1,755,010	$17,506	$45,000	$2,730,472

Frederic G. Hammond
● Termination without cause not related to a change in control	$639,067			$19,064	$45,000	$703,131
● Change in control only	$—	$—	$—	$—	$—	$—
● Termination without cause or by the executive for good reason following change in control	$639,067	$106,284	$1,359,308	$19,064	$45,000	$2,168,723

(1) Amounts shown reflect payments based on salary and bonus as well as payment of estimated cost of life, disability and accident insurance benefits during the agreement period.
(2) Amounts shown represent the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and a hypothetical price of $137.54, which was the closing price of the common stock on The NASDAQ Global Market on the last trading day of fiscal 2021, June 30, 2021.
(3) Amounts shown represent the value of RSUs upon the applicable triggering event described in the first column, based on the closing price of the common stock on The NASDAQ Global Market on the last trading day of fiscal 2021, June 30, 2021.
(4) Amounts shown represent the estimated cost of providing employment-related benefits during the agreement period.
(5) Amounts shown represent the maximum value of outplacement benefits.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
This section provides further information regarding the board of directors and the independence of our directors and describes key corporate governance guidelines and practices that we have adopted. The board has adopted a written charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee. You can access our current committee charters and code of business conduct and ethics in the "Investor Relations" section of our website located at www.aspentech.com; or by calling us at 781-221-6400; or by writing to our Investor Relations Department at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730. Neither our website nor its contents are incorporated into this Proxy Statement.
We believe a well-run company has independent oversight of its strategic execution and sound corporate governance. The board’s heightened focus on its oversight responsibilities and our corporate governance practices include, but are not limited to, the following:

Board Highlights

a.Our independent board chair, Jill D. Smith, joined the board of directors in April 2021 as an independent director and succeeded to the role of board chair in July 2021. We believe having an independent board chair can increase management accountability and enhance the effectiveness of the board as a whole.
b.Six of our current directors and director nominees have joined the board since 2019. As a result of the board’s commitment to refreshment, the average board tenure of our continuing directors and director nominees was reduced by more than 3.5 years.
c.In fiscal 2021 we added three women to the board and 50% of our continuing directors and director nominees ¾ including the chairs of the board and the nominating and corporate governance committee ¾ voluntarily self-identify as having a diverse identity (gender, race/ethnicity or LGBTQ+).
Corporate Governance Highlights
a.Annual say on pay vote
b.Stock ownership guidelines for named executive officers and non-employee directors
c.Anti-hedging policy for executives
d.Commitment to board refreshment
e.Senior executive succession planning
f.Over 90% of continuing directors and director nominees are independent
g.100% standing board committee membership independence
h.Separate board chair and CEO roles
i.Independent board chair
j.Code of business conduct and ethics for directors, officers and employees
k.Risk oversight by full board and committees
l.Directors attended at least 75% of meetings of the board in fiscal 2021
m.Committee authority to retain independent advisors
n.Regular executive sessions of independent directors
o.Annual Corporate Social Responsibility Report

DIRECTORS
Biographical information as of October 12, 2021 for our director nominees and continuing directors follows.
Nominees for Election for a Three-Year Term Expiring at Our 2024 Annual Meeting:
Karen Golz joined our board of directors in March 2021. Ms. Golz is a retired partner of Ernst & Young (EY), where she held various senior leadership positions during her 40-year tenure, including most recently, Global Vice Chair, Japan (2016-2017). In addition to accounting, financial reporting and audit expertise, Ms. Golz brings considerable experience in international and regulatory matters. As Global Vice Chair of Professional Practice (2010-2016), Ms. Golz oversaw accounting, auditing, regulatory, tools and methodologies and supported innovation within EY’s Global Assurance practice. Prior to that, Ms. Golz held the Americas and Global Vice-Chair of Professional Ethics/Independence. Ms. Golz is a board and audit committee member of Analog Devices, Inc. and Osteon Holdings/Exactech. She is senior advisor to The Boston Consulting Group’s Audit and Risk Committee and is a National Association of Corporate Directors (NACD) Board Leadership Fellow and sits on the Board of Trustees of the University of Illinois Foundation. She earned her Bachelor of Science degree in Accountancy, summa cum laude, from the University of Illinois, Urbana-Champaign and is a certified public accountant. Ms. Golz is 67 years old. We believe that her financial, international and corporate governance expertise are valuable to the board.
Antonio J. Pietri was named our President and Chief Executive Officer effective October 1, 2013 and has served as one of our directors since July 2013. Before accepting his appointment as President and Chief Executive Officer, he had served as our Executive Vice President, Field Operations since July 2007. Mr. Pietri served as our Senior Vice President and Managing Director for our Asia-Pacific region from 2002 to June 2007 and held various other positions with our company from 1996 until 2002. From 1992 to 1996, he was at Setpoint Systems, Inc., which we acquired, and before that he worked at ABB Simcon and AECTRA Refining and Marketing, Inc. He holds an M.B.A. from the University of Houston and a B.S. in Chemical Engineering from the University of Tulsa. Mr. Pietri is 56 years old. In his years of service to the company in various roles, including international assignments, Mr. Pietri has developed valuable working relationships with our customers and employees, and therefore provides a unique perspective on our growth strategy as well as our day-to-day operations.
R. Halsey Wise has served as one of our directors since 2016. Mr. Wise is the chairman and chief executive officer of AfterNext HealthTech Acquisition Corp. (NYSE: AFTR), a company formed for the purpose of effecting a business combination with one or more businesses in the healthcare and software technology sectors, and of Lime Barrel Advisors, LLC, a private investment firm he founded in 2010. Since April 2019 Mr. Wise has served on the board of Cerner Corporation (NASDAQ: CERN) a leading provider of intelligent solutions and tech-enabled services that support the clinical, financial and operational needs of healthcare organizations of all sizes by assisting clinicians in making care decisions and assisting organizations in managing day-to-day revenue functions and the health of their populations. Since 2019, Mr. Wise has served on the board of WellSky Inc., a private healthcare information technology company advancing human wellness and as a Senior Advisor to TPG Capital, a global private investment firm. He joined the board of MedAssets, Inc., (formerly NASDAQ: MDAS) a healthcare technology performance improvement company, in March 2014 and served as chairman and chief executive officer from February 2015 until the company was acquired by Pamplona Capital Management in January 2016. He served on the board of Cotiviti Holdings, Inc., (formerly NYSE:COTV), a provider of analytics-driven payment solutions focused on the healthcare sector, from December 2017 until the company was acquired by Verscend Technologies, Inc. in August 2018. From September 2006 to December 2011 Mr. Wise served on the board of Acxiom Corporation, (formerly NASDAQ:ACXM) a provider of marketing technology and services. From 2003 through 2010 Mr. Wise was chairman, president and chief executive officer of Intergraph Corporation, (formerly NASDAQ:INGR) a global provider of engineering and geospatial software. Prior to his service at Intergraph, Mr. Wise was president and chief executive officer, North America of Solution 6 Holdings, Ltd., and president and chief operating officer of Computer Management Sciences, Inc., (formerly NASDAQ:CMSX) a software and services company which was acquired by Computer Associates International, Inc. (now named CA, Inc.). At Computer Associates, he served as the General Manager, North America, for Global Professional Services. Prior to that, Mr. Wise was engaged in investment banking at The Robinson-Humphrey Company (a division of Smith Barney), specializing in software and services. Mr. Wise holds a Master's degree from Northwestern University and a B.A. from the University of Virginia. Mr. Wise is 56 years old. We believe that Mr. Wise's qualifications to serve on the board of directors include his service on the boards of directors of other public companies and his extensive executive management experience.

Directors Continuing in Office Until Our 2022 Annual Meeting:
    Donald P. Casey has served as one of our directors since 2004. From 2004 through 2009, Mr. Casey served as Chairman of the Board of Mazu Networks, a networking software startup. In 2004, Mr. Casey was also the chief executive officer of Mazu Networks. Since 2001, Mr. Casey has been an information strategy and operations consultant to technology and financial services companies. From 2000 to 2001, Mr. Casey served as president and chief operating officer of Exodus Communications, Inc., an Internet infrastructure services provider. From 1991 to 1999, Mr. Casey served as president and chief technology officer of Wang Global, Inc. Mr. Casey previously held executive management positions at Lotus Development Corporation, Apple Computer, Inc. and International Business Machines Corporation. Mr. Casey holds a B.S. in Mathematics from St. Francis College. He is 74 years old. We believe Mr. Casey's qualifications to serve on the board of directors include his many years of experience in the business software industry. His experience includes executive management and development roles. We believe Mr. Casey's extensive industry knowledge and industry perspective are beneficial for the board.
    Amar Hanspal was elected to the board of directors on July 22, 2020. Since May 2018 he has served as Chief Executive Officer at Bright Machines, which focuses on factory automation combining robotics, machine vision and machine learning software. With more than 30 years’ experience driving innovation and operational excellence, he has led digital transformation at a global scale for brands that include Autodesk, Inc. and RedSpark. As co-CEO at Autodesk from February 2017 to June 2017, Mr. Hanspal was instrumental in transitioning the company from an on-premise technology and software licensing model to a SaaS-based products and subscription model. Prior to his time as co-CEO, he held roles that included Chief Product Officer from November 2011 to February 2017, Senior Vice President of Platform Solutions and Emerging Business, and Vice President of Collaboration Solutions at Autodesk. Before Autodesk, Mr. Hanspal was the Co-Founder and Vice President of Marketing and Business Development for RedSpark, which focused on collaborative product development applications for the discrete manufacturing industry. Mr. Hanspal holds a B.S. in mechanical engineering from Bombay University and a M.S. in mechanical engineering from State University of New York at Stony Brook. He has also completed the executive managerial program at Stanford University and serves on the board of BeyondTrust. Mr. Hanspal is 58 years old. We believe his global experience leading digital transformation is valuable to the board.
    Jill D. Smith was elected to the board of directors on April 21, 2021 and was appointed Chair of the Board on July 28, 2021. Ms. Smith brings more than 20 years of significant international business leadership, most recently serving as President and Chief Executive Officer and director of Allied Minds plc, an intellectual property commercialization company for technology and life sciences. Previously, she served as Chairman, Chief Executive Officer, and President of DigitalGlobe Inc., a global provider of satellite imagery products and services. Ms. Smith has served as President and Chief Executive Officer of eDial, a VoIP collaboration company, and President and Chief Executive Officer of SRDS, a business-to-business publishing firm. Ms. Smith began her career as a Consultant at Bain & Company, where she rose to Partner, before taking leadership roles with Sara Lee in France, and becoming Executive Vice President and President and Chief Operating Officer of Micron Electronics, a direct to consumer PC manufacturing firm. Ms. Smith holds a M.Sc. in Management from MIT Sloan School of Management and currently serves on the Board of Directors for R1 RCM, a technology-led revenue cycle management company, Circor International, a flow control, engineered products producer, and MDA, a space technology developer and manufacturer, as well as several other privately held technology companies. Ms. Smith is 63 years old. We believe her experienced leadership in international technology companies will be valuable to the board.
Robert M. Whelan, Jr. has served as one of our directors since 2011. He served as the Chairman of the Board from January 29, 2013 to July 28, 2021. Mr. Whelan has an extensive background as an advisor to, investor in and board member of emerging growth companies in the U.S. and Canada. From 1976 until 2001, Mr. Whelan worked in the investment banking industry. In 1999, his company, Volpe Brown Whelan & Company, an investment banking, brokerage and asset management firm, was acquired by Prudential Securities, for which Mr. Whelan served as Vice Chairman of the global technology investment banking division until 2001. Mr. Whelan then formed Whelan & Co., a consulting firm which advises CEOs, boards and investors of emerging growth companies on financing and strategic matters. During this time, M. Whelan served on several for-profit boards of public and private companies and on the board of several non-profit organizations. Mr. Whelan served as a director of ARIAD Pharmaceuticals, Inc., a NASDAQ-listed developer of small-molecule drugs to treat patients with aggressive cancers, from April, 2010 through September, 2014, and of Leerink Swann, LLC, now known as Leerink Partners, an investment bank specializing in healthcare, between 2002 and 2012.. Mr. Whelan holds a B.A. in History from Dartmouth College and an M.B.A. from Stanford University Graduate School of Business with a concentration in Finance and Accounting. Mr. Whelan is 68 years old. We believe that Mr. Whelan's qualifications to serve on the board include his executive management and technology investment banking experience.
Directors Continuing in Office Until Our 2023 Annual Meeting:
Thomas M. Bradicich was elected to the board of directors on January 13, 2020. He is currently a Hewlett Packard Fellow, Head of Industry Solutions Marketing at Hewlett Packard Enterprise (HPE). From 2018 through August 2020 he served as the Vice President, HP Fellow, and Global Head of Edge and IoT Software Labs. Prior to this role, he was HPE VP and General Manager, leading the global business unit, Servers, Edge & IoT Systems and Software, with responsibility for P&L, worldwide sales, R&D, and customer experience.

He led the founding of HPE’s three global IoT Innovation Labs for partner and customer collaborations. After leading HPE’s first corporate IoT Strategy efforts, Dr. Bradicich moved HPE into new businesses in the converged IT / OT (operational technology) and IoT platform software markets, launching a new industry product category expressly designed for the IoT and Edge markets. Prior to HPE, Dr. Bradicich was a Corporate Fellow at National Instruments Corporation (NI), an OT company, launching NI’s Big Analog Data™, systems management, and reliability initiatives. Beginning his career at IBM, Dr. Bradicich was an IBM Fellow, Vice President, Distinguished Engineer, CTO, and elected to the IBM Academy of Technology. He led the creation of the new product category Converged Systems for data centers, co-founded and directed the IBM Personal Systems Institute for technology transfer and monetization, and led several pan IBM corporate strategies. Since 2014, Dr. Bradicich has served as an Advisory Board Member and Diversity and Inclusion Committee at the University of Florida. From February 2014 to January 2020, Dr. Bradicich was a member of the Board of Advisors of SparkCognition, an AI software company. Dr. Bradicich holds several US patents, a BSSE degree from Florida Atlantic University, a MSEE degree from North Carolina State University, a PhD from the University of Florida, and is 63 years old. We believe his qualifications to serve on the board include his product and market expertise in big data, edge-to-cloud, industrial IoT, and AI software and systems, and their profitable business growth.
Adriana Karaboutis was elected to the board of directors on July 22, 2020. Since August 2017, she has been the Group Chief Information and Digital Officer at National Grid, where she is responsible for the development of group-wide digital strategy, information systems and services, digital security and risk, and overall security. During her career, Karaboutis has led the digital transformation for several global brands including Biogen Inc, Dell Inc, General Motors Corporation and Ford Motor Company. From September 2014 to March 2017 she served as Executive Vice President Technology, Business Solutions and Corporate Affairs at Biogen Inc., where she introduced leading digital partners to build capabilities that deliver value across drug discovery, development and delivery processes through core information technology strategy. Prior to Biogen, Karaboutis was instrumental in driving a culture of innovation and continuous business process improvement at Dell as Vice President and Global CIO. Karaboutis brings extensive experience in computer-integrated manufacturing and supply chain management having held international senior leadership roles at General Motors and Ford. For more than 20 years, Karaboutis has focused on innovating with technology to drive business transformation in complex manufacturing and process industries. Karaboutis holds a bachelor’s degree in computer science from Wayne State University. Since May 2017, Ms. Karaboutis has served on the board of Perrigo Company plc (NYSE), a provider of over the counter healthcare products. She also served on the boards of Advance Auto Parts, Inc. (NYSE), an automotive aftermarket parts provider from February 2015 to May 2020, and Blue Cross Blue Shield of Massachusetts from February 2016 to December 2017. Ms. Karaboutis is 58 years old. We believe that her qualifications to serve on the board include her expertise in information technology, supply chain management and manufacturing, corporate governance and strategic planning and oversight.
    Georgia Keresty was elected to our board of directors on April 17, 2019. From December 2017 to December 2020, Ms. Keresty has served as the R&D Chief Operating Officer of Takeda Pharmaceuticals, a global research and development driven innovative biopharmaceutical company. From 2003 to 2017 and from 1997 to 1999, she was an executive at Johnson & Johnson. From 1999 to 2003 and from 1983 to 1997, she held roles at Bristol-Myers Squibb Company and Novartis Pharmaceuticals Corporation, respectively. She currently serves as an independent director for Commissioning Agents, Inc., Solid Biosciences, Inc., and Intellia Therapeutics, Inc., and is on the board of trustees for Clarkson University, Potsdam, NY. She previously served on the board of directors for Janssen Alzheimer Immunotherapy, and the board of trustees for the NJ Foundation for Aging. Ms. Keresty holds BS degrees in Chemical Engineering and Computer Science from Clarkson University and Ramapo College of New Jersey; an MS degree in Information Systems from Pace University; an MBA in Operations Management from Rutgers University; a PhD in Operations Management from Rutgers University; and an MPH in Global Health Leadership from the University of Southern California. Ms. Keresty is also National Association of Corporate Directors (NACD) Directorship Certified™. Ms. Keresty is 60 years old. We believe Ms. Keresty's qualifications to serve on the board of directors include her lengthy experience as a scientific leader driving operational excellence and innovation in the highly regulated pharmaceutical and healthcare industry.

There are no familial relationships, whether by blood, marriage or adoption between any of our directors, director nominees or executive officers. None of our directors or director nominees is a party to an arrangement or understanding with any person pursuant to which the director or nominee was or is to be selected or nominated for election as a director. Additionally, none of our directors or director nominees is a party to any agreement or arrangement with any person or entity other than our company relating to compensation or other payment in connection with the director or nominee's candidacy or service with us.
The board currently consists of eleven directors, but effective as of the annual meeting, the number of directors will be fixed at ten as Gary E. Haroian will not be continuing as a director after the annual meeting.

BOARD DETERMINATION OF INDEPENDENCE
    The board of directors uses the definition of independence established by The NASDAQ Stock Market. Under applicable NASDAQ rules, a director qualifies as an "independent director" if, in the opinion of the board, he or she does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Thomas M. Bradicich, Donald P. Casey, Karen Golz, Amar Hanspal, Gary E. Haroian, Adriana Karaboutis, Georgia Keresty, Jill D. Smith, Robert M. Whelan, Jr. and R. Halsey Wise has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of our company, and that each of these directors therefore is an "independent director" as defined in NASDAQ Listing Rule 5605(a)(2).

DIRECTOR NOMINATION PROCESS
    The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and other members of the board.
    In considering whether to recommend a particular candidate for inclusion in the board's slate of recommended director nominees, the nominating and corporate governance committee considers factors it deems appropriate, which may include judgment, skill, diversity, character, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other members of the board, and the extent to which the candidate would be a desirable addition to the board and any committees of the board. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular component is a prerequisite for a prospective nominee.
The nominating and corporate governance committee also bases its recommendations on criteria set by the board. These criteria include possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of our company, demonstrated excellence in the candidate’s field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. In order to ensure that the board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance, the board of directors (or the nominating and corporate governance committee on behalf of the board) considers diversity, age, skills, and other factors deemed appropriate given the current needs of the board and our company.
    The board and the nominating and corporate governance committee believe that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The board believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities effectively. Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the board (or the nominating and corporate governance committee on behalf of the board) typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the board and the company, to ensure the board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The nominating and governance committee retains and approves the fees of any search firm involved in identifying potential candidates. In the case of incumbent directors whose terms of office are set to expire, the board (or the nominating and corporate governance committee on behalf of the board) reviews these directors' overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence.
    We have adopted a policy as part of our corporate governance guidelines that any nominee for director in an uncontested election who receives more withheld votes than votes in favor, must submit an offer of resignation. The nominating and corporate governance committee will consider all the relevant facts and circumstances and make a recommendation to the board on whether to accept the offer of resignation. The board will act on the recommendation of the nominating and corporate governance committee, and we will disclose that decision in a press release or filing with the SEC if required.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the individuals' names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least a year as of the date such recommendation is made. Any such names should be submitted to the nominating and corporate governance committee in care of our Secretary at Aspen Technology, Inc. at 20 Crosby Drive, Bedford, Massachusetts 01730. Assuming that appropriate biographical and background material has been provided on a timely basis, the policy of the nominating and corporate governance committee is to evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as the committee follows for candidates submitted by others. If the board determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement and proxy card for our next annual meeting.

BOARD LEADERSHIP STRUCTURE
    The board of directors currently has an independent chair, Jill D. Smith. We believe that having an independent board chair can create an environment that is conducive to objective evaluation and oversight of management's performance, and can increase management accountability and improve the ability of the board to monitor whether management's actions are in the best interests of our stockholders. As a result, we believe that having an independent board chair can enhance the effectiveness of the board as a whole.

COMMUNICATING WITH INDEPENDENT DIRECTORS
    The board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. Our chairman of the board, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of those communications to the other directors as he considers appropriate.
    Communications are forwarded to all directors if the communications relate to important substantive matters and include suggestions or comments that the chairman of the board or the chair of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
    Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of our Secretary at Aspen Technology, Inc., 20 Crosby Drive, Bedford, Massachusetts 01730.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS
    We have adopted a written set of corporate governance guidelines, which provides additional details concerning our commitments and principles guiding our overall governance practices.
     We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.
    We have posted a copy of the code of business conduct and ethics in the "Investor Relations" section of our website located at www.aspentech.com. We intend to satisfy disclosure requirements regarding amendments to, or waivers from, our code by posting such information on our website.

ROLE OF BOARD IN RISK OVERSIGHT
    One of the key functions of the board of directors is informed oversight of our risk management process. In particular, the board is responsible for assessing cyber and other major risks facing our company and considering ways to address those risks.
The board administers this oversight function directly, as well as through the board's standing committees that address risks inherent in their respective areas of oversight, in compliance with the board's corporate governance policies. Both the board as a whole and the various standing committees receive periodic reports from the management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board as quickly as possible.
The audit committee has the responsibility to assist the board in its oversight of our policies for risk assessment and management. The audit committee also oversees our independent auditors and reviews our audited financial statements and other financial disclosures, in addition to overseeing the performance of our audit function. Typically, the audit committee receives and discusses with management a quarterly report regarding risk management and the areas of risk the company has addressed in such quarter.
In reviewing director compensation and making recommendations to the board, the compensation committee considers the impact on the directors’ independence and objectivity. In addition, the nominating and corporate governance committee oversees evaluations of the board and its committees to determine whether they are functioning effectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
    The compensation committee consists of five directors, Donald P. Casey, Thomas M, Bradicich, Amar Hanspal, Georgia Keresty, and Robert M. Whelan, Jr., none of whom was formerly a company officer or has served as a company employee since July 1, 2020. Since July 1, 2020, none of our executive officers has served as a member of either the board of directors or compensation committee of any entity, one or more of whose executive officers served as a member of either the board or compensation committee.

DIRECTOR ATTENDANCE AT BOARD AND STOCKHOLDER MEETINGS
    The board of directors met 23 times during fiscal 2021, either in person or by teleconference. During fiscal 2021, each director attended at least 75% of meetings of the board.
    We do not have a policy regarding director attendance at our annual meetings of stockholders. Directors Antonio J. Pietri and Robert M. Whelan, Jr. each virtually attended our annual meeting of stockholders held on January 29, 2021.

BOARD COMMITTEES
    The board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. All of the members of each of these standing committees are independent as defined under the rules of The NASDAQ Stock Market, or NASDAQ, and, in the case of the audit committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act.
Audit Committee
    The members of the audit committee are Donald P. Casey, Karen Golz, Gary E. Haroian, Adriana Karaboutis, Georgia Keresty and R. Halsey Wise. Mr. Haroian chairs the audit committee. Mr. Haroian is not standing for re-election as a director when his term expires at our 2021 Annual Meeting of Stockholders. It is expected that the audit committee will name Ms. Golz as the chair of the committee when Mr. Haroian's term expires. The audit committee held twelve meetings in fiscal 2021. Each of the members serving on the audit committee in fiscal 2021 attended at least 75% of the committee's meetings held during such service. The board of directors has determined that all the members of the audit committee are independent directors as defined under NASDAQ rules, including the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act. The board has determined that Ms. Golz and Mr. Haroian are "audit committee financial experts" as defined in applicable SEC rules. The purpose of the audit committee is to assist the board’s oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; the performance of our internal audit function and independent auditors; our policies for assessment and management of cyber and other risks; and our investment management and other treasury policies. The specific responsibilities of the audit committee include:
•     appointing, approving the compensation of, and overseeing the independence of our independent auditor;
•     overseeing our independent auditor, including the receipt and consideration of reports from such auditor;
•     reviewing and discussing our audited financial statements and related disclosures with management and our independent auditor;
•directing the independent auditor to use its best efforts to perform all reviews of interim financial information prior to our disclosure of such information;

•     coordinating the board's oversight of our internal accounting controls for financial reporting and our disclosure controls and procedures, as well as the administration of our code of business conduct and ethics;
•     overseeing our internal audit function;
•     establishing policies for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters;
•     meeting independently with members of our internal auditing staff and our independent auditor;
•receiving and reviewing the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communication with the audit committee concerning independence, and discussing with the independent auditor any disclosed relationships between us and the auditor;

•reviewing all related party transactions on an ongoing basis; and

•     preparing the audit committee report for our annual proxy statement required by SEC rules.

Compensation Committee

    The members of the compensation committee are Donald P. Casey, Thomas M. Bradicich, Amar Hanspal, Georgia Keresty and Robert M. Whelan, Jr. Mr. Casey chairs the compensation committee. The compensation committee held five meetings in fiscal 2021. Each of the members serving on the compensation committee in fiscal 2021 attended at least 75% of the committee's meetings held during such service. The board of directors has determined that all the members of the compensation committee are independent directors as defined under NASDAQ rules. The purpose of the compensation committee is to discharge the responsibilities of the board relating to compensation of executive officers. Specific responsibilities of the compensation committee include:
•periodically reviewing the company’s overall compensation principles and structure;

•reviewing and approving, or (in the case of the chief executive officer) recommending for approval by a majority of the independent directors of the board, executive officer compensation, including salary, bonus and incentive compensation levels; deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits; and other forms of executive officer compensation;

•overseeing an evaluation of executive officers;

•exercising all rights, authority and functions of the board under all of our stock option, stock incentive, employee stock purchase and other equity-based plans;

•periodically reviewing and making recommendations to the board with respect to incentive-compensation plans and equity-based plans;

•periodically reporting to the board on succession planning for our senior executives;

•reviewing and making recommendations to the board with respect to director compensation; and

•preparing the compensation committee report required by SEC rules.

    To the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the compensation committee may delegate to one or more executive officers the power to grant options or other stock awards pursuant to such equity-based plan to employees of the company or any subsidiary of the company who are not directors or executive officers of the company.
    In fiscal 2021, the compensation committee also engaged an independent consultant, Willis Towers Watson, to advise the committee on matters related to executive and director compensation and provide publicly available compensation information. The compensation committee has assessed the independence of Willis Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from serving as an independent consultant to the compensation committee. Willis Towers Watson did not provide any additional services to the company in fiscal 2021.
Nominating and Corporate Governance Committee
    The members of the nominating and corporate governance committee are Adriana Karaboutis, Thomas M. Bradicich, Amar Hanspal, Jill D. Smith and R. Halsey Wise. Ms. Karaboutis chairs the nominating and corporate governance committee. The board of directors has determined that all the members of the nominating and corporate governance committee are independent directors as defined under NASDAQ rules. The nominating and corporate governance committee held five meetings in fiscal 2021. Each of the members serving on the nominating and corporate governance committee in fiscal 2021 attended at least 75% of the committee's meetings held during such service, except that Amar Hanspal attended two (50%) of the four nominating and corporate governance meetings held during his service on the committee. The nominating and corporate governance committee's responsibilities include:
•     identifying individuals qualified to become directors;
•recommending to the board the persons to be nominated for election as directors;

•     developing and recommending to the board corporate governance principles; and
•     overseeing the evaluation of the board and each of the board committees.
ENVIRONMENTAL AND SOCIAL INITIATIVES
As a software company, our operational environmental impact is low, yet through our solutions we have the potential to magnify our contribution by helping our customers achieve innovation and environmental efficiencies on a global scale. Embracing change and the opportunities that technology will create for businesses will energize the workforce of tomorrow and contribute to the emergence of new business models.
Environmental Initiatives
We apply our knowledge and experience to help our customers achieve resource efficiency, enable energy transition and decarbonization, and accelerate innovation for the circular economy and renewable initiatives. Our technologies have helped our customers lessen their operational environmental impact by:

a.enabling a global chemical company to reduce its use of downstream treatment chemicals through monitoring certain processes and allowing for corrections before a product not meeting specifications was produced;
b.empowering a global chemical company to increase energy efficiency improvement across 15 sites by increasing maximum asset capability for alternative feedstocks;
c.partnering with a leading food tray container manufacturing company to improve production and distribution planning which reduced CO2 emissions and to support recycling initiatives which reduced land fill waste; and
d.providing a global energy company with visibility and transparency across the entire gas field so all workers understand sustainability implications daily which decreases hydrocarbon losses and energy usage.
Additionally, we joined the Alliance to End Plastic Waste in fiscal 2021 as an ‘Enabler’ member - an organization that does not directly participate in the plastics value chain but creates services and solutions that allow its customers and partners to reduce plastic waste. We work with fellow members to support innovation in companies wanting to build a more sustainable global plastic value chain. From industrial plant and process design, through to driving greater efficiency in operations, our solutions can help producers reduce waste and emissions associated with plastic production and accelerate innovation and development of new solutions for the circular economy.
Social Initiatives
Events beginning in calendar 2020 brought about renewed interest in important societal challenges. To address this, we focused on the following social initiatives:
a.Together with our employees we donated in excess of $100,000 to charities throughout the world, including COVID-19 Relief Funds, Food Banks as well as matching donations to charities that are important to our employees.
b.We took a closer look at what sets the tone for our culture and the commitment from our employees and expanded on three key areas: our values, diversity and leadership training. This includes:
◦our CEO creating communications to keep our values top of mind, no matter the volatility of the business environment;
◦our CEO continuing to recognize Values Excellence through awards on a quarterly basis to employees who have demonstrated our values in action;
◦adding Diversity, Equality and Inclusion to our core corporate values and taking other steps to place diversity, equality and inclusion throughout our organization including:
1.our talent acquisition team strengthening relationships with professional diversity organizations to share our job openings and working to make sure our University Hiring program works with groups focused on gender and diversity;
2.providing resources and digital courses on diversity and inclusion that are open to all employees; and
3.formalizing previously existing groups into Forums to guide our business decisions, starting with the Women’s Leadership Forum and the Black Leadership Forum;
◦Leadership 2.0, which is a comprehensive program designed to accelerate growth through a culture of empowerment, accountability, trust and high performance that we call “disciplined agility”; and
◦our Emerging Leaders Program dedicated to developing our next set of leaders within the organization. This 14-month program includes Cornell University/SC Johnson School of Business courses to help our future leaders develop their careers.
c.For fiscal 2021 we granted all employees three additional paid time off holidays as a “thank you” for their perseverance and dedication during such a tumultuous year.
We are proud of these and our other environmental and social initiatives at our company. Our 2021 Aspen Technology Corporate Responsibility Report can be found on our website.

AUDIT COMMITTEE REPORT
    The audit committee has reviewed and discussed the audited consolidated financial statements of AspenTech and its subsidiaries for fiscal 2021, and has discussed these financial statements with AspenTech's management and independent registered public accounting firm for fiscal 2021, KPMG LLP.
    The audit committee has also received from, and discussed with, AspenTech's independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Public Company Accounting Oversight Board in accordance with Auditing Standard No. 1301 "Communications with Audit Committees."
    KPMG LLP also provided the audit committee with the written communications required under regulations of the Public Company Accounting Oversight Board Rule 3256, "Communication with Audit Committees Concerning Independence," and the audit committee has discussed with KPMG LLP its independence from AspenTech. The audit committee also considered whether the provision of products and services other than audit and audit-related services as set forth in the Audit Fees table on page 70 under the heading "Independent Registered Public Accountants" is compatible with maintaining the independence of the registered public accounting firm.
    Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and KPMG LLP, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AspenTech's Annual Report on Form 10-K for the fiscal year ended June 30, 2021.
AUDIT COMMITTEE
Gary E. Haroian
Donald P. Casey
Karen Golz
Adriana Karaboutis
Georgia Keresty
R. Halsey Wise

COMPENSATION COMMITTEE REPORT
    The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis portion contained in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the board, and the board has agreed, that the section entitled "Compensation Discussion and Analysis" as it appears above be included in this Proxy Statement and incorporated by reference into AspenTech's Annual Report on Form 10-K for the fiscal year ended June 30, 2021.
COMPENSATION COMMITTEE
Donald P. Casey
Thomas M. Bradicich
Amar Hanspal
Georgia Keresty
Robert M. Whelan, Jr.

DIRECTOR COMPENSATION
The following table provides information regarding the compensation paid to our non-employee directors in fiscal 2021.

Compensatory Arrangements with Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)(1)(3)	All Other Compensation ($)(2)	Total ($)
Jill D. Smith	9,753	97,545	66,074	—	173,372
Robert M. Whelan, Jr.	145,455	97,491	64,930	52,492	360,368
Dr. Simon J Orebi Gann	38,501	—	205,835	110,885	355,221
Donald P. Casey	102,500	97,491	64,930	52,492	317,413
Gary E. Haroian	87,500	97,491	64,930	52,492	302,413
R. Halsey Wise	80,000	97,491	64,930	52,492	294,913
Joan McArdle	43,139	—	129,988	110,885	284,012
Adriana Karaboutis	77,595	97,582	62,643	—	237,820
Amar Hanspal	74,185	97,582	62,643	—	234,410
Dr. Thomas Bradicich	75,000	45,156	30,042	46,024	196,222
Karen Golz	22,167	97,624	67,014	—	186,805
Georgia Keresty	92,500	20,099	13,347	28,310	154,256

(1) Amounts shown represent the grant date fair value of the restricted stock units and stock options for fiscal year 2021 in accordance with ASC Topic 718. The grant date fair value of the restricted stock units granted to non-employee directors in fiscal 2021 has been calculated by multiplying the number of units granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the market day preceding the grant date. The grant date fair value of the stock options granted to non-employee directors in fiscal 2021 has been calculated by multiplying the number of units granted by the fair market value of our stock options on the grant date calculated using Black-Scholes valuation model. The aggregate number of outstanding stock awards held by each of our non-employee directors as of June 30, 2021 was as follows: Ms. Smith, 653; Mr. Whelan, 0; Dr. Orebi Gann, 0; Mr. Casey, 0; Mr. Haroian, 0; Mr. Wise, 0; Ms. McArdle, 0; Ms. Karaboutis, 1,006; Mr. Hanspal, 1,006; Dr. Bradicich, 353; Ms. Golz, 653; and Ms. Keresty, 221.  The aggregate number of outstanding option awards held by each of our non-employee directors as of June 30, 2021 was as follows: Ms. Smith, 1,288; Mr. Whelan, 21,526; Dr. Orebi Gann, 0; Mr. Casey, 9,142; Mr. Haroian, 20,434; Mr. Wise, 11,282; Ms. McArdle, 0; Ms. Karaboutis, 1,983; Mr. Hanspal, 1,983; Dr. Bradicich, 2,075; Ms. Golz, 1,287; and Ms. Keresty, 3,431.

(2) Amounts shown represent cash payments made to offset the tax liability triggered by the vesting of RSUs.

(3) The awards include grants for new directors who were elected to the board in fiscal 2021, and grants for service in fiscal 2020. Ms. Keresty’s awards reflect a reduction based on her partial year of service in fiscal 2019, which had not been reflected in her fiscal 2020 equity grant.

The cash and equity compensation for the non-employee members of the board of directors for fiscal 2021 is set forth in the table below.

Cash Retainer	$50,000
Annual Equity Award (Value)	$200,000

Committee Members
Audit Member Retainer	$20,000
Compensation Member Retainer	$15,000
Nominating and Corporate
Governance Member Retainer	$10,000

Leadership Roles
Board Chair	$75,000
Audit Chair	$15,000
Compensation Chair	$15,000
Nominating and Corporate
Governance Chair	$7,500

The compensation established for fiscal 2021 reflects our practice since 2011 of emphasizing equity compensation and not paying meeting fees, which is consistent with the practices of our peer group, and was recommended by our independent compensation consultant, Willis Towers Watson.
The compensation consultant assesses director compensation relative to our peer group annually and recommends adjustments, if any, for the subsequent fiscal year. In May each year, the compensation committee reviews the assessment and recommendations of the independent compensation consultant as the basis for the committee’s recommendations to the board in July, when the board of directors reviews and approves director compensation each year. If a director joins the board after the beginning of a quarter, such director will receive a pro-rated portion of the relevant fees.
The compensation committee (in consultation with the independent compensation consultant and the chief executive officer) recommended allocating the aggregate value of the fiscal 2021 equity grant shown in the table above in the form of RSUs for 75% of the aggregate value and a stock option for 25% of the aggregate value. The value of the stock option portion was measured using the Black-Scholes methodology. The value allocated to the RSU grant was further allocated among RSU shares and a cash payment.
The cash and annual equity award value recommended by the compensation committee for fiscal 2021 was $200,000, which was consistent with the amount that the committee had recommended for fiscal 2020. 75% of the total equity award value is in the form of RSUs and a cash payment to each individual to offset the tax liability triggered by the vesting of the RSUs, and the balance is in stock options. Directors serving less than the full year receive a grant pro-rated for the time served. On December 28, 2020, the board of directors granted each non-employee director fully-vested equity awards as set forth in the table below and cash payments intended to offset the tax liability triggered by the vesting of RSUs. This practice is consistent with the net settlement treatment for withholding taxes due upon the vesting of RSUs granted to employees.

Fiscal 2021 Equity Awards
Name	Restricted Stock Units (1)	Non-Qualified Stock Options (1)	Cash For Taxes ($)
Robert M. Whelan, Jr.	747	1,474	52,492
Dr. Thomas Bradicich	346	682	46,024
Donald P. Casey	747	1,474	52,492
Amar Hanspal	1,006	1,983	—
Gary E. Haroian	747	1,474	52,492
Adriana Karaboutis	1,006	1,983	—
Georgia Keresty	154	303	28,310
Joan C. McArdle	1,559	—	110,885
Simon J. Orebi Gann	1,559	—	110,885
R. Halsey Wise	747	1,474	52,492
Karen Golz	653	1,287	—
Jill D. Smith	653	1,288	—

(1) The awards include grants for new directors who were elected to the board in fiscal 2021, and grants for service in fiscal 2020. Ms. Keresty’s awards reflect a reduction based on her partial year of service in fiscal 2019, which had not been reflected in her fiscal 2020 equity grant.
The equity awards granted on December 28, 2020 to Mr. Orebi Gann and Ms. McArdle were in the form of 996 RSUs and a cash payment of $70,012. This accords with our policy that if a director chooses not to stand for re-election, the director's annual equity grant (for the prior fiscal year) will be 100% in the form of RSUs. The directors remained on the board of directors until the annual shareholder meeting held on January 29, 2021. Mr. Orebi Gann and Ms. McArdle also received a fully vested equity grant for the July and October quarters and the (prorated) January quarter of the fiscal year. Those grants were in the form of 563 RSUs and a cash payment of $40,873 to offset the tax liability triggered by the vesting of the RSUs. The grant date was the date of the annual shareholder meeting, January 29, 2021.
Upon the election to the board of Ms. Karaboutis and Mr. Hanspal on July 22, 2020, the board granted Ms. Karaboutis and Mr. Hanspal an option for 1,983 shares at an exercise price of $97 and 1,006 RSUs. Upon the election to the board of Ms. Golz on March 8, 2021, the board granted Ms. Golz an option for 1,287 shares at an exercise price of $149.50 and 653 RSUs. Upon the election to the board of Ms. Smith on April 21, 2021, the board granted Ms. Smith an option for 1,288 shares at an exercise price of $149.38 and 653 RSUs. All the awards vest one-third on the first anniversary of the grant date and the remainder in eight equal consecutive quarterly installments on the last business day of the quarter.

    For fiscal 2022, the compensation committee (in consultation with its independent compensation consultant, Willis Towers Watson, and the chief executive officer) recommended that the equity compensation for non-employee directors be increased to equal to $230,000 in value: 75% in the form of RSUs, some of which would be replaced with a cash payment to each individual to offset the tax liability triggered by the vesting of the RSUs; and the balance in stock options. Directors serving less than the full year receive a grant pro-rated for the time served. On September 1, 2021, the board of directors granted each non-employee director fully-vested equity awards as set forth in the table below and cash payments intended to offset the tax liability triggered by the vesting of RSUs. This practice is consistent with the net settlement treatment for withholding taxes due upon the vesting of RSUs granted to employees.

Fiscal 2022 Equity Awards
Name	Restricted Stock Units	Non-Qualified Stock Options	Cash For Taxes ($)
Robert M. Whelan, Jr.	1,154	—	80,557
Dr. Thomas Bradicich	866	1,531	60,356
Donald P. Casey	866	1,531	60,356
Amar Hanspal	816	1,443	56,911
Gary E. Haroian	1,154	—	80,557
Adriana Karaboutis	816	1,443	56,911
Georgia Keresty	866	1,531	60,356
R. Halsey Wise	866	1,531	60,356
Karen Golz	273	482	19,018
Jill D. Smith	168	298	11,788
The equity award for Mr. Haroian was in the form of RSUs only in accordance with our policy that if a director chooses not to stand for re-election, that director's September equity grant (for the prior fiscal year) will be 100% in the form of RSUs. The director will remain on the board of directors until the annual meeting of stockholders. The cash payment of fees made in the quarter beginning October 1 will be prorated for the number of days to be served in the quarter. The director will receive a fully-vested equity grant for the July quarter and the (prorated) October quarter of the current fiscal year. This grant will be entirely in the form of RSUs (adjusted and replaced by a cash payment to offset the tax liability). The grant date will be on or about the date of the annual meeting of stockholders.
The equity award for Mr. Whelan was in the form of RSUs only based on his indication to us that he anticipated resigning from the board of directors before the end of 2022.

LIMITATION OF LIABILITY AND INDEMNIFICATION
    Our charter limits the personal liability of our directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:
•     any breach of the director's duty of loyalty to us or our stockholders;
•     any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•     voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
• any transaction from which the director derived an improper personal benefit.

    Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

    The charter also provides that we must indemnify directors and officers in certain circumstances. We believe these provisions are important in attracting and retaining qualified individuals to serve as directors and executive officers.
    We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

    There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

RELATED-PARTY TRANSACTIONS
    The following discussion relates to types of transactions involving our company and any of our executive officers, directors, director nominees or five percent stockholders, each of whom we refer to as a "related party." For purposes of this discussion, a "related-party transaction" is a transaction, arrangement or relationship:
•in which we participate;

•     that involves an amount in excess of $120,000; and
•in which a related party has a direct or indirect material interest.

    From July 1, 2020 through the date of this Proxy Statement, there have been no related-party transactions, except for the executive officer and director compensation arrangements described in the sections "Executive Compensation" and "Director Compensation." Additionally, no such related-party transaction is currently proposed.

    The board of directors has adopted written policies and procedures for the review of any related-party transaction. If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
    A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:
•     the related person's interest in the related person transaction;
•     the approximate dollar value of the amount involved in the related person transaction;
•     the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;
•     whether the transaction was undertaken in the ordinary course of our business;
•     whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•     the purpose of, and the potential benefits to us of, the transaction; and
•     any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
    The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
     In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•     interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and
•     a transaction that is specifically contemplated by provisions of our charter or by-laws.

    The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.
    From July 1, 2020 through the date of this Proxy Statement, there have been no related-party transactions that were specifically contemplated by our charter or by-laws and excepted from the definition of related-party transactions according to the preceding exception.

BENEFICIAL OWNERSHIP OF COMMON STOCK
Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders
    The following tables set forth certain information, as of October 12, 2021 with respect to the beneficial ownership of our common stock by:
•     each person or group that we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;
•     each of our executive officers and directors; and
•     our executive officers and directors as a group.
    As of October 12, 2021, a total of 66,918,635 shares of common stock were outstanding. In the following table, (a) shares under "Right to Acquire" include shares subject to options that were vested as of October 12, 2021 or will vest by December 11, 2021 (60 days after October 12, 2021) and restricted stock units, or RSUs, that will vest by December 12, 2021 and (b) unless otherwise noted, each person identified possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. The information in this table is based upon information supplied by executive officers and directors and Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of Aspen Technology, Inc. at 20 Crosby Drive, Bedford, Massachusetts 01730.

	Common Stock
Name of Stockholder	Outstanding	Right to	Total	Percent of
	Shares	Acquire	Number	Voting Power
>5% Stockholders
Kayne Anderson Rudnick Investment Management LLC. (1)	6,787,809		6,787,809	10.1%
1800 Avenue of the Stars
Los Angeles, CA 90067
The Vanguard Group, Inc. (2)	6,120,595		6,120,595	9.1%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (3)	3,681,516		3,681,516	5.5%
55 East 52nd Street
New York, NY 10055
Antonio J Pietri	181,594	313,655	495,249	*
Gary E. Haroian	17,061	20,434	37,495	*
Robert M. Whelan, Jr.	12,865	21,526	34,391	*
John W. Hague	9,360	21,482	30,842	*
Frederic G. Hammond	10,053	12,696	22,749	*
R. Halsey Wise	7,035	12,813	19,848	*
Donald P. Casey	8,537	10,673	19,210	*
Chantelle Breithaupt	3,460	4,024	7,484	*
Georgia Keresty	2,492	4,682	7,174	*
Thomas M. Bradicich	1,624	3,026	4,650	*
Amar Hanspal	1,235	2,270	3,505	*
Adriana Karaboutis	1,235	2,270	3,505	*
Karen Golz	273	482	755	*
Jill D. Smith	168	298	466	*
Directors and Executive Officers, as a group (14 persons)	256,992	430,331	687,323	1.0%

(1) As reported in a Schedule 13G/A filed with the SEC on March 10, 2021, Kayne Anderson Rudnick Investment Management, LLC is an investment adviser.

(2) As reported in a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group, Inc. is a parent holding company or control person.

(3) As reported in a Schedule 13G/A filed with the SEC on February 5, 2020, BlackRock, Inc. is a parent holding company or control person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
    Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, during fiscal 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Audit Fees

    The following table summarizes the fees of KPMG LLP, our independent auditor for each of the last two fiscal years.

	Year Ended June 30,
Fee Category	2021	2020
	(In thousands)
Audit (1)	$1,964	$2,650
Audit-Related	329	381
Tax fees	240	182
All other fees	2	12
	$2,535	$3,225

(1) Fiscal year 2020 audit fees of $2,341,000 disclosed in the 2020 Proxy Statement have been updated to reflect $309,000 of additional fiscal 2020 audit fees that were invoiced and paid subsequent to the filing of the 2020 Proxy Statement.

    "Audit fees" consist of fees and expenses for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
    "Audit-Related fees" consist of fees for assurance and related services that were reasonably related to the performance of the audit and review of our financial statements and that are not reported as audit fees.
    "Tax fees" consist of fees for tax compliance, tax advice and tax planning services.

     "All other fees" consist of all fees for products and services fees other than audit, audit-related and tax services.

The audit committee of the board of directors has selected KPMG LLP as our independent registered public accounting firm for fiscal 2022. KPMG LLP has audited our financial statements since their appointment on March 12, 2008 to audit our consolidated financial statements for our fiscal year 2008. Subject to change due to the COVID-19 pandemic, representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
    The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, except that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

HOUSEHOLDING OF PROXY MATERIALS
    To reduce costs and the environmental impact of the annual meeting, a single proxy statement and annual report, along with individual proxy cards, will be delivered in one envelope to certain stockholders having the same last name and address, and to individuals with more than one account registered with our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder. Stockholders participating in householding will continue to receive separate proxy cards. If you are a registered stockholder and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact Broadridge Financial Solutions, Inc. 51 Mercedes Way, Edgewood, New York 11717; or contact our Secretary at 1-781-221-6400 or at our headquarters at 20 Crosby Drive, Bedford, Massachusetts 01730. If you are a beneficial stockholder, you may contact the broker or bank where you hold the account.

OTHER MATTERS
    The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Frederic G. Hammond
Secretary

October 28, 2021
    A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2021, AS FILED WITH THE SEC, IS INCLUDED IN OUR 2021 ANNUAL REPORT TO STOCKHOLDERS, WHICH MAY BE ACCESSED OVER THE INTERNET AS SET FORTH IN THE "NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS" SENT TO OUR STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON OCTOBER 12, 2021. YOU MAY VIEW AND ALSO DOWNLOAD OUR 2021 ANNUAL REPORT TO STOCKHOLDERS ON OUR WEBSITE AT http://ir.aspentech.com, AS WELL AS AT www.proxyvote.com. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2021 TO OUR SECRETARY AT ASPEN TECHNOLOGY, INC. AT 20 CROSBY DRIVE, BEDFORD, MASSACHUSETTS 01730.

ASPEN TECHNOLOGY, INC.
20 CROSBY DRIVE
BEDFORD, MA 01730

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on December 9, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on December 9, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D61936-P63314 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASPEN TECHNOLOGY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Elect three nominees of the board of directors to the board to hold office until the 2024 Annual Meeting of Stockholders;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Karen Golz
02) Antonio J. Pietri
03) R. Halsey Wise

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date